Filed pursuant to Rule 424(b)(7)
Registration No. 333-190965

CALCULATION OF REGISTRATION FEE

Proposed
Title of each class of		Proposed maximum	maximum	Amount of
securities to be	Amount to be	aggregate price per	aggregate	registration
registered	registered	unit (1)	offering price	fee

Ordinary Shares,	6,932,007 (2)	$110.85	$768,412,975.95	$104,811.53 (3)
nominal value 0.01
New Israeli Shekels
per share (“Ordinary
Shares”)

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the reported high and low prices of the Ordinary Shares on the NASDAQ Global Select Market on August 26, 2013.

(2) Pursuant to Rule 416 under the Securities Act, the Ordinary Shares being registered hereunder include such indeterminate number of Ordinary Shares as may be issuable with respect to the Ordinary Shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3) Calculated pursuant to Section 6(b) of the Securities Act by multiplying the proposed maximum aggregate offering price for the secondary offering by 0.00013640.

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 3, 2013)

STRATASYS LTD.

6,932,007 ORDINARY SHARES
__________________________________________

     This prospectus supplement relates to the sale, in one or more offerings, of up to 6,932,007 of our ordinary shares, nominal value 0.01 New Israeli Shekels per share, that are held or beneficially owned by the selling shareholders named in this prospectus supplement. The selling shareholders identified in this prospectus supplement, or their permitted transferees or other successors-in-interest that may be indentified in a prospectus supplement, may sell shares from time to time on or off the NASDAQ Global Select Market in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions, on a continuous or delayed basis. For additional information on the methods of sale that may be used by the selling shareholders, see the section entitled “Plan of Distribution” on page S-32. We will not receive any of the proceeds from the sale of these shares.

     Our ordinary shares are traded on the NASDAQ Global Select Market under the symbol “SSYS”. You should read both this prospectus, and the additional information described under the heading “Incorporation of Certain Documents by Reference,” before you decide to invest in our ordinary shares.

     Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page S-3 of this prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus or are filed after the date hereof, to read about factors you should consider before purchasing our ordinary shares.

________________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on completeness or the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

________________________

The date of this prospectus supplement is September 3, 2013

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

i

ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement and the accompanying prospectus are part of an “automatic shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this process, the selling shareholders named herein may offer and sell from time to time an aggregate of up to 6,932,007 of our ordinary shares in one or more offerings. We sometimes refer to our ordinary shares as the “shares” throughout this prospectus supplement and the accompanying prospectus.

     This prospectus supplement describes the terms of the offerings by the selling shareholders and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus, dated September 3, 2013, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Commission before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, in their entirety before making an investment decision.

     You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. This document may only be used where it is legal to sell these shares. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate as of any date other than its respective date, regardless of when this prospectus supplement and the accompanying prospectus is delivered, or when any sale of our ordinary shares occurs. Our business, financial condition, results of operations and prospects may have changed since those dates.

     Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to:

     “Stratasys,” the “Company,” the “Registrant,” “us,” “we” and “our” are to Stratasys Ltd., an Israeli company, and its consolidated subsidiaries.

     “Our shares,” “ordinary shares” and similar expressions refer to our Ordinary Shares, nominal value 0.01 New Israeli Shekels, or NIS, per share.

     “Dollars”, “US dollars” or “$” are to United States Dollars.

PROSPECTUS SUPPLEMENT SUMMARY

     This summary may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the risks of investing in our ordinary shares incorporated by reference herein under the heading “Risk Factors” and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the financial statements and related notes, pro forma financial information, and other information incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

About Stratasys Ltd.

     We are a leading global provider of additive manufacturing, or AM, solutions for the creation of parts used in the processes of designing and manufacturing products and for the direct manufacture of end parts. Our solutions are sold under eight brands, including affordable desktop 3D printers for idea and design development (for professional purposes, as well as for personal applications), various systems for rapid prototyping, or RP, and large production systems for direct digital manufacturing, or DDM. We also develop, manufacture and sell materials for use with our systems and provide parts and various maintenance services to our customers. We believe that the range of more than 130 3D printing consumable materials that we offer is the widest in the industry. We have more than 1,500 employees and hold more than 500 granted or pending additive manufacturing patents internationally.

     Our legal and commercial name is Stratasys Ltd., and we are the product of the 2012 merger of two leading additive manufacturing companies, Stratasys, Inc. and Objet Ltd. Stratasys, Inc. was incorporated in Delaware in 1989, and Objet Ltd. was incorporated in Israel in 1998, under the name Objet Geometries Ltd. and subsequently changed its name in 2011 to Objet Ltd. On December 1, 2012, the two companies completed a merger, which we refer to as the Stratasys-Objet merger, pursuant to which Stratasys, Inc. became an indirect, wholly-owned subsidiary of Objet Ltd., and Objet Ltd. changed its name to Stratasys Ltd. Also, as part of that transaction, the ordinary shares of Stratasys Ltd. were listed on the NASDAQ Global Select Market under the trading symbol “SSYS”, in place of the listing of the common stock of Stratasys, Inc., which had also traded under that symbol.

     As described below, we have also more recently completed a transaction with MakerBot, a leader in desktop 3D printing, as a result of which MakerBot operates as a subsidiary of our company. This transaction has expanded our product offering to include affordable desktop 3D printers that enable an enhanced user experience, an area of 3D printing that has undergone rapid adoption. While MakerBot is undergoing integration with our company following the transaction, it nevertheless expected to maintain its own identity, products and go-to-market strategy.

     We have dual headquarters. One of our two principal places of business is located at 7665 Commerce Way, Eden Prairie, Minnesota, and our telephone number there is (952) 937-3000. Our registered office and our other principal place of business is located at 2 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 76124, Israel, and our telephone number at that office is (+972)-74-745-4400. Our agent in the United States is S. Scott Crump, our Chairman of the Board, whose address is c/o Stratasys Inc. at the address of our Eden Prairie, Minnesota headquarters. We maintain a website at www.stratasys.com. The information contained on or accessible through that web site (or on our other web sites, including www.objet.com) is not a part of this prospectus supplement or the accompanying prospectus. As an Israeli company, we operate under the provisions of Israel’s Companies Law 5759-1999, or the Companies Law.

Recent Developments

MakerBot Transaction

Description of Transaction

     Since the filing of our most recent Annual Report on Form 20-F, we have entered into and completed a transaction, which we refer to as the MakerBot transaction, whereby we acquired Cooperation Technology Corporation, or MakerBot, which is the direct parent company of MakerBot Industries, LLC, a leader in desktop 3D printing, and which owns and operates Thingiverse.com, a website dedicated to the sharing of user-created digital design files. The MakerBot transaction was consummated on August 15, 2013 pursuant to an Agreement and Plan of Merger, dated as of June 19, 2013, or the MakerBot merger agreement, by and among Stratasys, Baccio Merger Corporation, Baccio Corporation, Cooperation Technology Corporation and Shareholder Representative Services, LLC, as Seller Representative. Pursuant to the MakerBot merger agreement, a wholly-owned, indirect subsidiary of our company merged with and into MakerBot in a stock-for-stock transaction, with MakerBot surviving as a wholly-owned, indirect subsidiary of our company.

     Pursuant to the MakerBot merger agreement, we issued, at the closing of the MakerBot transaction on August 15, 2013, 3,921,660 ordinary shares to MakerBot’s stockholders in exchange for 100% of the outstanding capital stock of MakerBot. We may also issue up to an additional 3,010,347 ordinary shares in respect of periods through the end of 2014 to MakerBot’s stockholders and certain MakerBot employees as of the effective time of the MakerBot transaction for performance-based earn-outs, awards under a Performance Bonus Plan and the release of holdback shares that secure MakerBot’s indemnification obligations to us under the MakerBot merger agreement. Earn-out payments and Performance Bonus Plan awards, if earned, may also be paid in cash (in an amount reflecting the value of our ordinary shares that would otherwise be issuable at the relevant earn out determination date), or in a combination of our ordinary shares and cash, at our discretion.

Impact of Transaction on Our Business

     MakerBot, founded in 2009, helped to develop the affordable desktop 3D printing market and has built the largest installed base of 3D printers in the category by making 3D printers highly accessible. MakerBot has sold more than 22,000 3D printers since 2009 (through mid-2013).

     We believe that our acquisition of MakerBot will drive faster adoption of 3D printing for multiple applications and industries, as desktop 3D printers (upon which MakerBot focuses exclusively) are becoming a mainstream tool across many market segments. The MakerBot 3D Ecosystem drives the accessibility and rapid adoption of its desktop 3D printers. It includes Thingiverse.com, a collection of downloadable digital designs for making physical objects, and which is empowered by a growing community of makers and creators. The MakerBot 3D Ecosystem also includes MakerWare software, MakerCare service, MakerBot Filament, the MakerBot Retail Store and the MakerBot 3D Photo Booth.

     We intend that MakerBot will operate as a separate subsidiary, preserving its existing brand and management, thereby preserving the relationships it has built with its users and partners. MakerBot, together with Stratasys, intends to continue to innovate, expand its product offering, provide attentive service to its users and make more 3D printing content available through Thingiverse.com.

     We expect that Stratasys and MakerBot will jointly develop and implement strategies for building on their complementary strengths, intellectual property and technical know-how, and their respective assets and capabilities. We furthermore believe that we can leverage our extensive know-how in Fused Deposition Modeling, or FDM, to benefit MakerBot’s product line.

     For a more detailed description of how the acquisition of MakerBot affects our company, please see the section titled “Recent Developments—MakerBot Transaction,” including “Update to Property, Plants and Equipment due to Transaction,” in the accompanying prospectus. The MakerBot transaction and MakerBot’s business are also described in our Reports of Foreign Private Issuer on Form 6-K furnished to the Commission on June 20, 2013, June 24, 2013 (the second of three Forms 6-K that we furnished on June 24, 2013) and August 15, 2013, which are incorporated by reference into the accompanying prospectus (to the extent described under “Where You Can Find More Information and Incorporation of Certain Information by Reference” therein).

Other Material Changes

     We have also undergone other changes since the filing of our most recent Annual Report on Form 20-F, which are described in our Reports of Foreign Private Issuer on Form 6-K that are incorporated by reference herein (as described under “Where You Can Find More Information and Incorporation of Certain Information by Reference” below).

RISK FACTORS

     Investing in our ordinary shares involves risks. Before making an investment decision, you should carefully consider the risks described below, as well as the risks appearing in the accompanying prospectus and under Item 3.D “Risk Factors” in our most recent Annual Report on Form 20-F, and in our updates, if any, to those risk factors in our Reports of Foreign Private Issuer on Form 6-K. You should consider these risks in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment.

Risks related to our business and financial condition

     We may not be able to introduce new 3D printers, high-performance systems and consumables acceptable to the market or to improve the technology, software or consumables used in our current systems in response to changing technology and end-user needs.

     We derive most of our revenues from the sale of additive manufacturing systems and related consumables. The markets in which we operate are subject to rapid and substantial innovation and technological change. A variety of technologies compete against one another for market share, which is, in part, driven by technological advances and end-user requirements and preferences, as well as the emergence of new standards and practices. Our ability to compete in these markets depends, in large part, on our success in enhancing our existing products and developing new additive manufacturing systems and new consumables. We believe that to remain competitive we must continuously enhance and expand the functionality and features of our products and technologies. However, there is a risk that we may not be able to:

  enhance those existing products and technologies;
  develop or acquire new products and technologies that address the increasingly sophisticated and varied needs of prospective end-users, particularly with respect to the physical properties of consumables;
  respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis;
  develop products that are cost-effective or that otherwise gain market acceptance; or
  adequately protect our intellectual property as we develop or acquire new products and technologies.

     Even if we successfully enhance our existing systems or create new systems, it is likely that new systems and technologies that we develop will eventually supplant our existing systems or that our competitors will create systems that will replace our systems. As a result, any of our products may be rendered obsolete or uneconomical by our or others’ technological advances.

     Our operating results and financial condition may fluctuate.

     The operating results and financial condition of our company may fluctuate from quarter-to-quarter and year-to-year and are likely to continue to vary due to a number of factors, many of which will not be within our control. If our operating results do not meet the expectations of securities analysts or investors, the market price of our ordinary shares will likely decline. Fluctuations in our operating results and financial condition may be due to a number of factors, including those listed below and those identified throughout this “Risk Factors” section:

  the degree of market acceptance of our products;
  the mix of products that we sell during any period;
  long sales cycles;
  unforeseen liabilities or difficulties in integrating our acquisitions;
  changes in the amount that that we spend to develop, acquire or license new products, consumables, technologies or businesses;
  changes in the amounts that we spend to promote our products and services;
  changes in the cost of satisfying our warranty obligations and servicing our installed base of systems;
  delays between our expenditures to develop and market new or enhanced systems and consumables and the generation of sales from those products;
  development of new competitive systems by others;
  litigation or threats of litigation, including intellectual property claims by third parties;
  changes in accounting rules and tax laws;
  the geographic distribution of our sales;
  our responses to price competition;
  general economic and industry conditions that affect end-user demand and end-user levels of product design and manufacturing;
  changes in interest rates that affect returns on our cash balances and short-term investments;
  changes in dollar-shekel and dollar-Euro exchange rates that affect the value of our net assets, revenues and expenditures from and/or relating to our activities carried out in those currencies;
  failure of a development partner to continue supporting certain product development efforts it is funding; and
  the level of research and development activities by our company.

     Due to all of the foregoing factors, and the other risks discussed in this prospectus, you should not rely on quarter-to-quarter comparisons of our operating results as an indicator of our future performance.

     Our operations, particularly in integrating the operations of our constituent companies, could suffer if we are unable to attract and retain key management or other key employees.

     Our success depends upon the continued service and performance of our senior management and other key personnel. Our senior executive team is critical to the management of our business and operations, as well as to the development of our strategy. The loss of the services of any members of our senior executive team could delay or prevent the successful implementation of our initial growth strategy, or our initial commercialization of new applications for our systems or other products, or could otherwise adversely affect our ability to manage our company effectively and carry out our business plan. Members of our senior management team may resign at any time. High demand exists for senior management and other key personnel in the additive fabrication industry, and there can be no assurance that we will be able to retain such personnel.

     Our growth and success will also depend on our ability to attract and retain additional highly qualified scientific, technical, sales, managerial and finance personnel. Our employees might experience uncertainty about their future roles with our company, which might adversely affect our ability to retain them. Each of our constituent companies experienced, and we expect to continue to experience, intense competition for qualified personnel. While we intend to continue to provide competitive compensation packages to attract and retain key personnel, some of our competitors for these employees have greater resources and more experience, making it difficult for us to compete successfully for key personnel. If we cannot attract and retain sufficiently qualified technical employees for our research and development and manufacturing operations, we may be unable to achieve the synergies expected from the Stratasys-Objet merger or other mergers and acquisitions that we may effect from time to time, or to develop and commercialize new products or new applications for existing products. Furthermore, possible shortages of key personnel, including engineers, in the regions surrounding our Minnesota, New Hampshire or Israeli facilities could require us to pay more to hire and retain key personnel, thereby increasing our costs.

     If the market for our products and services does not continue to grow as expected, our revenues may stagnate or decline.

     The commercial marketplace for additive manufacturing, which was once dominated by conventional methods that do not involve 3D printing technology, has been undergoing a shift towards 3D printing. This is true with respect to prototype development, and to some extent, with respect to direct digital manufacturing, or DDM, as an alternative to traditional manufacturing. If the commercial market does not continue to transform towards the broader acceptance of 3D printing and DDM as alternatives for prototype development and traditional manufacturing, or if it adopts 3D printing based on a technology other than the technologies that we use, we may not be able to increase or sustain current or future levels of sales of our products and related materials and services, and our results of operations may be adversely affected as a result.

     If our product mix shifts too far into lower margin products, our profitability could be reduced.

     Sales of certain of our existing products for commercial use have higher margins than others. For instance, our high-end commercial systems and related consumables yield a greater gross margin than our entry-level commercial systems. Furthermore, our desktop 3D printers and related consumables yield a lower gross margin than our entry-level commercial systems. As we continue to ship entry-level commercial systems and, to a greater extent, desktop 3D printers, our sales of those systems have grown, and we expect them to continue to account for a growing percentage of total systems that we sell. Furthermore, some of those sales may displace sales of our other systems. If sales of our entry-level systems and desktop 3D printers have the effect of reducing sales of our higher margin products, or, if for any other reason, our product mix shifts too far into lower margin products, and we are not able to sufficiently reduce the engineering, production and other costs associated with those products or substantially increase the sales of those products, our profitability could be reduced.

     Declines in the prices of our products may adversely affect our financial results.

     Our business is subject to price competition. Such price competition may adversely affect our ability to maintain profitability, especially during periods of decreased demand. If our business is not able to offset price reductions resulting from these pressures by improved operating efficiencies and reduced expenditures, including as a result of the Stratasys-Objet merger or other mergers and acquisitions that we effect from time to time, those price reductions would adversely affect our operating results.

     The markets in which we participate are competitive. Our failure to compete successfully could cause our revenues and the demand for our products to decline.

     We compete for end-users with a wide variety of producers of systems that create models, prototypes, other 3D objects and end-use parts as well as producers of materials and services for these systems. Our principal competition currently consists of other manufacturers of systems for prototype development and customized manufacturing processes, including 3D Systems Corporation, CMET, EOS Optronics GmbH and EnvisionTEC GmbH, and, with respect to our affordable desktop 3D printers, companies such as Delta Micro Factory, Affinia, Ultimaker, Printrbot, Leapfrog, Solidoodle, as well as 3D Systems Corporation. In addition, there is a risk that consolidation among companies in the 3D printing industry could accelerate, whether in the form of acquisitions by, or strategic partnerships or marketing partnerships with, companies that may have significantly greater resources than we have.

     Some of our current and potential competitors have longer operating histories and more extensive name recognition than we have and may also have greater financial, marketing, manufacturing, distribution and other resources than we have. Current and future competitors may be able to respond more quickly to new or emerging technologies and changes in end-user demands and to devote greater resources to the development, promotion and sale of their products than we can. Our current and potential competitors may develop and market new technologies that render our existing or future products obsolete, unmarketable or less competitive. In addition, if these competitors develop products with similar or superior functionality to our products at prices comparable to or lower than ours, we may need to decrease the prices of our products in order to remain competitive. We cannot assure you that we will be able to maintain or enhance our current competitive position or continue to compete successfully against current and future sources of competition.

     To the extent other companies are successful in developing or marketing consumables for use in our systems, our revenues and profits would likely be adversely affected.

     We sell a substantial portion of the consumables used in our 3D printing systems. In addition, we attempt to protect against replication of our proprietary consumables through patents and trade secrets and provide that warranties on certain of our systems are valid only if customers use consumables that we certify. However, other companies have successfully developed and sold, and may continue to successfully develop or sell, consumables that are less expensive than our consumables and compatible with our systems, which users of our systems could purchase in place of our proprietary materials. To the extent that our end-users purchase consumables from third parties, we could experience reduced sales of our consumables and could be forced to reduce prices for our proprietary consumable materials, either of which would impair our overall revenues and profitability.

     If our relationships with suppliers, especially with single source suppliers of components of our products, were to terminate or our manufacturing arrangements were to be disrupted, our business could be interrupted.

     We purchase components and sub-assemblies for our systems and raw materials that are used in our consumables from third-party suppliers. While there are several potential suppliers of most of the components and sub-assemblies for our systems, and for most of the raw materials for our consumables, we currently choose to use only one or a limited number of suppliers for several of these components and materials. Our reliance on a single or limited number of vendors involves a number of risks, including:

  potential shortages of some key components;
  product performance shortfalls, if traceable to particular product components, since the supplier of the faulty component cannot readily be replaced;
  discontinuation of a product on which we rely;
  potential insolvency of these vendors; and
  reduced control over delivery schedules, manufacturing capabilities, quality and costs.

     In addition, we require any new supplier to become “qualified” pursuant to our internal procedures. The qualification process involves evaluations of varying durations, which may cause production delays if we were required to qualify a new supplier unexpectedly. We generally assemble our systems based on our internal forecasts and the availability of raw materials, assemblies, components and finished goods that are supplied to us by third parties, which are subject to various lead times. If certain suppliers were to decide to discontinue production of an assembly, component or raw material that we use, the unanticipated change in the availability of supplies, or unanticipated supply limitations, could cause delays in, or loss of, sales, increased production or related costs and consequently reduced margins, and damage to our reputation. If we were unable to find a suitable supplier for a particular component, material or compound, we could be required to modify our existing products to accommodate substitute components, material or compounds.

     In particular, we rely exclusively on a sole supplier, Ricoh Printing Systems America, Inc., or Ricoh, for the printer heads for our PolyJet 3D printers. Under the terms of our agreement with Ricoh, we purchase printer heads and associated electronic components, and receive a non-transferable, non-exclusive right to assemble, use and sell these purchased products under Ricoh’s patent rights and trade secrets. Due to the risk of a discontinuation of the supply of Ricoh printer heads and other key components of our products, we maintain excess inventory of those printer heads and other components. However, if our forecasts exceed actual orders, we may hold large inventories of slow-moving or unusable parts or raw materials, which could result in inventory write offs or write downs and have an adverse effect on our cash flow, profitability and results of operations. See “Item 4. Information on the Company—Business Overview—Sources and Availability of Raw Materials—Ricoh Agreement” in our Annual Report on Form 20-F for the year ended December 31, 2012, which we refer to herein as our 2012 Annual Report and which is incorporated by reference herein, for further discussion of this agreement.

     A loss of, or reduction in revenues from, a significant number of our resellers and our independent sales agents would impair our ability to sell our products and services and could reduce our revenues and adversely impact our operating results.

     We rely heavily on our network of resellers and independent sales agents to sell our products to end-users in their respective geographic regions. Furthermore, we rely on resellers to service our products. These resellers and sales agents are generally not precluded from selling our competitors’ products in addition to ours. In addition, they may not be effective in selling our products or servicing our end-users. Further, if a significant number of these resellers and sales agents were to terminate their relationship with us or otherwise fail or refuse to sell our products, we may not be able to find replacements that are as qualified or as successful. If these resellers and independent sales agents do not perform as anticipated or if we are unable to find qualified and successful replacements, our sales will suffer, which would have a material adverse effect on our revenues and operating results. Additionally, a default by one or more resellers that have a significant receivables balance could have an adverse financial impact on our financial results.

     Our business model is predicated in part on building an end-user base that will generate a recurring stream of revenues through the sale of our consumables. If that recurring stream of revenues does not develop as expected, or if our business model changes as the industry evolves, our operating results may be adversely affected.

     Our business model is dependent in part on our ability to maintain and increase sales of our proprietary consumables as they generate recurring revenues. Existing and future end-users of our systems may not purchase consumables at the same rate at which end-users currently purchase those consumables. In addition, our entry-level systems may use a lower volume of consumables relative to our higher end systems. If our current and future end-users purchase a lower volume of consumables, or if our entry level systems represent an increasing percentage of our installed base and use less consumables than our current installed base, our recurring revenue stream relative to our total revenues would be reduced, and our operating results would be adversely affected.

     Discontinuation of operations at our manufacturing sites could prevent us from timely filling customer orders and could lead to unforeseen costs for us.

     We assemble and test the systems that we sell, and produce consumables for our systems, at single facilities in various locations that are specifically dedicated to separate categories of systems and consumables. Because of our reliance on all of these production facilities, a disruption at any of those facilities could materially damage our ability to supply 3D printers, other systems or consumable materials to the marketplace in a timely manner. Depending on the cause of the disruption, we could also incur significant costs to remedy the disruption and resume product shipments. Accordingly, any such disruption could result in a material adverse effect on our revenue, results of operations and earnings, and could also potentially damage our reputation.

     If goodwill or other intangible assets that we have recorded become impaired, we could have to take significant charges against earnings.

     In connection with the accounting for the Stratasys-Objet merger, we recorded goodwill of $797 million and other intangible assets of $490 million, reflecting the preliminary estimated fair value of the intangibles of Objet Ltd., consisting of developed technology, customer relationships, in-process research and development, and trade name. In connection with the accounting for the MakerBot transaction, we expect to record goodwill of approximately $369 million and other intangible assets of approximately $169 million, consisting primarily of developed technology, trade name, customer relationships, in-process research and development, and a non-compete agreement. As of June 30, 2013 (which was prior to the consummation of the MakerBot transaction), the book value of all of our goodwill and other intangible assets was approximately $1.3 billion. Under accounting principles generally accepted in the United States of America, or GAAP, we must assess, at least annually and potentially more frequently, whether the value of goodwill and other indefinite-lived intangible assets has been impaired. Amortizing intangible assets will be assessed for impairment in the event of an impairment indicator. Such impairment may result from one of a number of possible causes, including invalidation of acquired patents, trademarks or other intellectual property or the impairment of other intangible assets due to litigation, obsolescence, competitive factors, lower than expected revenue and operating results or other reasons. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings, which could materially adversely affect our results of operations and shareholders’ equity in future periods.

     Global economic, political and social conditions have adversely impacted sales of our constituent companies, and may once again affect us in the future.

     The uncertain direction and relative strength of the global economy, difficulties in the financial services sector and credit markets, continuing geopolitical uncertainties and other macroeconomic factors all affect spending behavior of potential end-users of our products and services. The prospects for economic growth in the United States and other countries remain uncertain, and may cause end-users to further delay or reduce technology purchases. In particular, a substantial portion of our sales are made to customers in countries in Europe, which have been and may continue to be affected by a significant economic crisis. These and other macroeconomic factors had an adverse impact on the sales of our products and services in late 2008, 2009 and, to a lesser degree, 2010, leading to reduced revenues from sales in 2009 relative to 2008, and longer sales cycles. While Objet and Stratasys saw an improvement in revenues from sales of their systems and consumables in 2010, 2011 and 2012, and our combined company has continued that positive trend beginning from the Stratasys-Objet merger on December 1, 2012 through the present time, there can be no assurance that such improvement is sustainable particularly if global economic conditions remain volatile for a prolonged period or if European economies experience further disruptions. The global financial crisis affecting the banking system and financial markets has resulted in a tightening of credit markets, lower levels of liquidity in many financial markets, and extreme volatility in many fixed income, credit, currency and equity markets. These conditions may make it more difficult for our end-users to obtain financing.

     We face risks that may arise from financial difficulties experienced by our end-users, suppliers and distributors, which may be exacerbated by continued weakness in the global economy, including:

  reduced end-user demand for products and reduced manufacturing activity levels;
  distributors and end-users may be unable to obtain credit financing to finance purchases of 3D printers, 3D production systems, consumables or other products;
  suppliers may be unable to obtain credit financing to finance purchases of sub-assemblies used to build components of products or purchases of raw materials to produce consumables;
  end-users or distributors may face financial difficulties or may become insolvent, which could lead to our inability to obtain payment for our products; and
  key suppliers of raw materials, finished products or components used in our products and consumables may face financial difficulties or may become insolvent, which could lead to disruption in the supply of systems, consumables or spare parts to our end-users.

     Our existing and planned international operations currently expose us and will continue to expose us to additional market and operational risks, and failure to manage these risks may adversely affect our business and operating results.

     We expect to derive a substantial percentage of our sales from international markets. On a pro forma basis (determined as if the Stratasys-Objet merger had been consummated at the start of 2011), in 2012 and 2011, we derived 49% and 51%, respectively, of our combined sales from countries outside of the United States. On a pro forma basis that includes MakerBot (as if both the Stratasys-Objet merger and MakerBot transaction had been completed at the start of 2012), 48% of our combined sales were derived from outside of the United States during 2012. Accordingly, we face significant operational risks from doing business internationally, including:

  fluctuations in foreign currency exchange rates;
  potentially longer sales and payment cycles;
  potentially greater difficulties in collecting accounts receivable;
  potentially adverse tax consequences;
  reduced protection of intellectual property rights in certain countries, particularly in Asia and South America;
  difficulties in staffing and managing foreign operations;
  laws and business practices favoring local competition;
  costs and difficulties of customizing products for foreign countries;
  compliance with a wide variety of complex foreign laws, treaties and regulations;
  tariffs, trade barriers and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets; and
  being subject to the laws, regulations and the court systems of many jurisdictions.

     Our failure to manage the market and operational risks associated with our international operations effectively could limit the future growth of our business and adversely affect our operating results.

     If we are not successful in completing the integration of our constituent companies from the Stratasys-Objet merger, the benefits of that merger may not be fully realized and the market price of our ordinary shares may be negatively affected.

     Since when it was consummated in December 2012, the Stratasys-Objet merger has involved the integration of significant aspects of the operations of companies that had previously operated independently with principal offices in distinct locations and geographically diverse organizations. As a combined company we now have more than 1,500 employees in a total of 12 regional offices around the world. While integration activities have progressed well to date, the ongoing difficulties of coordinating our operations include:

  coordinating geographically separate organizations, including two sets of corporate headquarters on two different continents;
  coordinating sales, distribution and marketing functions, including integration and management of our constituent companies’ sales channels;
  consolidating the financial reporting systems of our constituent companies;
  management of a substantially larger organization, with an increased number of employees over large geographic distances; and
  addressing inconsistencies among the companies in standards, controls, procedures and policies, any of which could adversely affect our ability to maintain relationships with suppliers, distributors, customers and employees.

     As a result of these and other factors, we may not successfully complete the integration of the businesses of Stratasys and Objet. Furthermore, we may not realize all of the benefits and synergies of the Stratasys-Objet merger in the timeframe anticipated. It is also possible that such continuing integration and coordination arrangements could lead to the loss of members of our senior executive team, diversion of the attention of management, or the disruption or interruption of, or the loss of momentum in, our ongoing business. Any of these possible outcomes could affect our ability to maintain our research and development, supply, distribution, marketing, customer and other relationships, any of which could adversely affect our business and financial results. The occurrence of such negative results could adversely affect the market price of our ordinary shares.

     As part of our growth strategy, we may acquire or make investments in other businesses, patents, technologies, products or services, and our failure to do so successfully may adversely affect our competitive position, liquidity, financial results, stock price or shareholder value. In addition, we may be subject to the terms of any financing that we may obtain in connection with our growth strategy.

     As part of our growth strategy, we expect to continue to regularly evaluate acquisitions or investments to expand our suite of products and services. Even if we are able to identify a suitable acquisition or investment, we may not be able to consummate any such transaction if we cannot reach an agreement on agreeable terms or if we lack sufficient resources to finance the transaction on our own and cannot obtain financing at a reasonable cost. We may also attempt to obtain financing generally to support our growth strategy and may not be successful at obtaining such financing on favorable terms. Our growth could be hampered if we are unable to identify suitable acquisitions and investments, agree on the terms of any such acquisition or investment, and finance any such acquisition or investment.

     Our acquisition transactions may not succeed in generating the intended benefits and may, therefore, adversely affect shareholder value or our financial results.

     In order to complete additional acquisitions, we may have to use cash, issue new equity securities with dilutive effects on existing shareholders, take on new debt, assume contingent liabilities or amortize assets or expenses in a manner that might have a material adverse effect on our balance sheet, results of operations or liquidity. We will also be required to record certain acquisition-related costs and other items as current period expenses, which would have the effect of reducing our reported earnings in the period in which an acquisition is consummated. We will also be required to record any post-closing goodwill or other long-lived asset impairment charges in the period in which they occur, which could result in a significant charge to our earnings in that period. We could also face unknown liabilities or write-offs.

     Furthermore, even if an acquisition or investment is successfully financed and consummated, the integration of a new business or technology, such as MakerBot, into our business may result in unforeseen difficulties and expenditures, including:

  difficulty transitioning customers and other business relationships to our company;
  problems unifying management following a transaction;
  the loss of key employees from our existing or acquired businesses;
  intensified competition from other companies seeking to expand sales and market share during the integration period;
  diversion of management’s attention to the assimilation of the technology and personnel of acquired businesses or new product or service lines; and
  difficulties in coordinating geographically disparate organizations and corporate cultures and integrating management personnel with different business backgrounds.

     These potential negative effects of an acquisition transaction could prevent us from realizing the benefits of such a transaction such as the MakerBot transaction. In that event, our competitive position, revenues, revenue growth, results of operations and liquidity could be adversely affected, which could, in turn, adversely affect our share price and shareholder value.

     Defects in new products or in enhancements to our existing products give rise to product returns or warranty or other claims that could result in material expenses, diversion of management time and attention, and damage to our reputation.

     Our systems may contain undetected defects or errors when first introduced or as enhancements are released that, despite testing, are not discovered until after a product has been used. This could result in delayed market acceptance of those products, claims from distributors, end-users or others, increased end-user service and support costs and warranty claims, damage to our reputation and business, or significant costs to correct the defect or error. We may from time to time become subject to warranty or product liability claims that could lead to significant expenses as we need to compensate affected end-users for costs incurred related to product quality issues.

     We may be subject to product liability claims in respect of our products, which could result in material expenses, diversion of management time and attention, and damage to our reputation.

     The sale and support of our products entail the risk of product liability claims. This risk may be heightened when we sell products into certain markets, such as the medical and dental markets. In addition, certain hazardous chemicals used in the manufacture of certain of our products may expose us to a heightened risk of product liability claims. Specifically, those hazardous chemicals fall within three different categories (with several of the chemicals falling within multiple categories): irritants, harmful chemicals and chemicals dangerous for the environment.

     Any product liability claim brought against us, regardless of its merit, could result in material expense, diversion of management time and attention, and damage to our reputation, and could cause us to fail to retain existing end-users or to attract new end-users. Although we maintain product liability insurance, such insurance is subject to significant deductibles and there is no guarantee that such insurance will be available or adequate to protect against all such claims, or we may elect to self-insure with respect to certain matters. Costs or payments made in connection with warranty and product liability claims and product recalls could materially affect our financial condition and results of operations.

     Under applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

     We generally enter into non-competition agreements with our employees. These agreements prohibit our employees from competing directly with us or working for our competitors or clients for a limited period after they cease working for us. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work and it may be difficult for us to restrict our competitors from benefiting from the expertise that our former employees or consultants developed while working for us. For example, Israeli courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer that have been recognized by the courts, such as the secrecy of a company’s confidential commercial information or the protection of its intellectual property. If we cannot demonstrate that such interests will be harmed, we may be unable to prevent our competitors from benefiting from the expertise of our former employees or consultants and our ability to remain competitive may be diminished.

     Failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation could result in fines, criminal penalties and an adverse effect on our business.

     We operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws. We are subject, however, to the risk that our affiliated entities or our and our affiliates’ respective officers, directors, employees and agents (including distributors of our products) may take action determined to be in violation of such anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act of 2010, as well as trade sanctions administered by the Office of Foreign Assets Control and the U.S. Department of Commerce. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, or curtailment of operations in certain jurisdictions, and might adversely affect our results of operations. In addition, actual or alleged violations could damage our reputation and ability to do business.

     We own a number of our manufacturing and office facilities, which may limit our ability to move those operations. If we were to move some or all of those operations, we could incur unforeseen charges.

     We own buildings in Eden Prairie, Minnesota, which we use to conduct our FDM manufacturing and assembly operations, as well as our manufacturing facility in Kiryat Gat, Israel. Ownership of these buildings and facilities may adversely affect our ability to move some or all of those operations to other locations that may be more favorable. If we were to move any of those operations to other locations, we may have difficulty selling or leasing the property that we vacate. This could result in an impairment charge, which could have a material adverse effect on our results of operations in one or more periods.

     If we do not generate sufficient future taxable income, we may be required to recognize deferred tax asset valuation allowances.

     The value of our deferred tax assets depends, in part, on our ability to use them to offset taxable income in future years. If we are unable to generate sufficient future taxable income in the U.S. and certain other jurisdictions, or if there are significant changes in tax laws or the tax rates or the period within which the underlying temporary differences become taxable or deductible, we could be required to record valuation allowances against our deferred tax assets. Such allowances would result in an increase in our effective tax rate and have a negative impact on our operating results. If our estimated future taxable income is increased, the valuation allowances for deferred tax assets may be reduced. These changes may also contribute to the volatility of our consolidated financial results.

     Default in payment by one or more resellers or customers that have large account receivable balances could adversely impact our results of operations and financial condition.

     From time to time, our accounts receivable balances have been concentrated with certain resellers or customers. Default by one or more of these resellers or customers could result in a significant charge against our current reported earnings. We have reviewed our policies that govern credit and collections, and will continue to monitor them in light of current payment status and economic conditions. However, there can be no assurance that our efforts to identify potential credit risks will be successful. Our inability to timely identify resellers and customers that are credit risks could result in defaults at a time when such resellers or customers have high accounts receivable balances with us. Any such default would result in a significant charge against our earnings and adversely affect our results of operations and financial condition.

     We are subject to extensive environmental, health and safety laws and regulations that could have a material adverse effect on our business, financial condition and results of operations.

     Our operations use chemicals and produce waste materials. We are subject to extensive environmental, health and safety laws and regulations in multiple jurisdictions governing, among other things, the use, storage, registration, handling and disposal of chemicals and waste materials, the presence of specified substances in electrical products, chemicals, air, water and ground contamination, air emissions and the cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and waste materials. Under these laws and regulations, we could also be subject to liability for improper disposal of chemicals and waste materials resulting from the use of our 3D printers and accompanying materials by end-users. These laws and regulations could potentially require the expenditure of significant amounts for compliance and/or remediation. If our operations fail to comply with those laws or regulations, we may be subject to fines and other civil, administrative or criminal sanctions, including the revocation of permits and licenses necessary to continue our business activities. In addition, we may be required to pay damages or civil judgments in respect of third-party claims, including those relating to personal injury (including exposure to hazardous substances that we use, store, handle, transport, manufacture or dispose of), property damage or contribution claims. Some environmental laws allow for strict, joint and several liability for remediation costs, regardless of comparative fault. We may be identified as a potentially responsible party under such laws. Such developments could have a material adverse effect on our business, financial condition and results of operations.

     We are subject to environmental laws due to the import and export of our products, which could subject us to compliance costs and/or potential liability in the event of non-compliance.

     The export of our products internationally from our production facilities subjects us to environmental laws and regulations concerning the import and export of chemicals and hazardous substances such as the United States Toxic Substances Control Act, or TSCA, and the Registration, Evaluation, Authorization and Restriction of Chemical Substances, or REACH. These laws and regulations require the testing and registration of some chemicals that we ship along with, or that form a part of, our 3D printers and other products. If we fail to comply with these or similar laws and regulations, we may be required to make significant expenditures to reformulate the chemicals that we use in our products and materials or incur costs to register such chemicals to gain and/or regain compliance. Additionally, we could be subject to significant fines or other civil and criminal penalties should we not achieve such compliance.

     We are currently subject to a number of lawsuits. These and any future lawsuits to which we become subject may have a material adverse impact on our capitalization, business and results of operations.

     We are currently party to two actions by former employees seeking the issuance of options of Objet (which, following the Stratasys-Objet merger, would be exercisable for our ordinary shares). The more significant action relates to a demand by a former employee, based on an alleged undertaking Objet had made, that Objet issue him an option that would allow him to maintain an equity interest of 1.45% in Objet and reimburse salary reductions he had suffered. This plaintiff has further demanded compensation on account of alleged wrongful termination. This action is currently ongoing and is being litigated in an Israeli labor court.

     We have furthermore been sued by four current or former minority shareholders and former directors of our company who demand that we amend the capitalization table of our company such that certain shares previously issued to Objet shareholders named as defendants would be recognized as being owned by the plaintiffs, with a consequent reduction of the share ownership of the named defendants. The lawsuits, which were brought in an Israeli district court in March 2013, also name as defendants certain of our directors, officers and shareholders who previously held those positions at Objet.

     In connection with the Stratasys-Objet merger, Stratasys, Inc. was named as a defendant in three purported class action complaints, filed in Minnesota, Delaware and Minnesota, respectively, in which it was alleged that the Stratasys, Inc. directors breached their fiduciary duties owed to Stratasys, Inc. stockholders, and that Stratasys, Inc., as well as Seurat Holdings Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Objet, or Holdco, and Oaktree Merger Inc., a Delaware corporation and a direct wholly-owned subsidiary of Holdco, also as named defendants, knowingly aided and abetted those breaches. Objet was also named as a defendant in one such action. The complaints sought, among other things, certification of the cases as class actions, an injunction against the consummation of the transaction, a judgment against the defendants for damages, and an award of fees, expenses and costs to plaintiffs and their attorneys. One of the actions has subsequently been voluntarily withdrawn. We and the other defendants have entered into a memorandum of understanding, or MOU, in which the plaintiffs in the other two actions agreed in principle to release and settle all claims against us in connection with the merger agreement. However, if the conditions set forth in the MOU are not satisfied or the courts fail to approve the settlement, the litigation will proceed, in which case we intend to continue to vigorously defend these actions.

     We can provide no assurance as to the outcome of these or any future matters or actions, and any such matters or actions may result in judgments against us for significant damages and/or the issuance of options to acquire shares of our capital stock, the exercise of which would result in dilution to our shareholders. Resolution of these matters can be prolonged and costly, and the ultimate results or judgments are uncertain due to the inherent uncertainty in litigation and other proceedings. Moreover, our potential liabilities are subject to change over time due to new developments, changes in settlement strategy or the impact of evidentiary requirements. Regardless of the outcome, litigation has resulted in the past, and may result in the future, in significant legal expenses and require significant attention and resources of management. As a result, current and any future litigation could result in losses, damages and expenses that have a material adverse effect on our business.

     We rely on our management information systems for inventory management, distribution, and other key functions. If our information systems fail to adequately perform these functions, or if we experience an interruption in their operation, our business and operating results could be adversely affected.

     The efficient operation of our business is dependent on our management information systems. We rely on our management information systems to, among other things, effectively manage our accounting and financial functions, including maintaining our internal controls; to manage our manufacturing and supply chain processes; and to maintain our research and development data. The failure of our management information systems to perform properly could disrupt our business and product development, which may result in decreased sales, increased overhead costs, excess or obsolete inventory, and product shortages, causing our business and operating results to suffer. Although we take steps to secure our management information systems, including our computer systems, intranet and Internet sites, email and other telecommunications and data networks, the security measures we have implemented may not be effective and our systems may be vulnerable to theft, loss, damage and interruption from a number of potential sources and events, including unauthorized access or security breaches, natural or man-made disasters, cyber attacks, computer viruses, power loss, or other disruptive events. Our reputation, brand, and financial condition could be adversely affected if, as a result of a significant cyber event or otherwise, our operations are disrupted or shut down; our confidential, proprietary information is stolen or disclosed; we incur costs or are required to pay fines in connection with stolen customer, employee, or other confidential information; we must dedicate significant resources to system repairs or increase cyber security protection; or we otherwise incur significant litigation or other costs.

     Compliance with disclosure rules regarding “conflict minerals” may require us to incur expenses or modify our products or operations and may also adversely affect the demand for some of our products and our operating results.

     As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, in August 2012 the Commission promulgated final rules regarding disclosure of the use of certain minerals, known as “conflict minerals,” which are mined from the Democratic Republic of the Congo and adjoining countries, as well as procedures regarding a manufacturer’s efforts to prevent the sourcing of such minerals and metals produced from those minerals. These conflict minerals are commonly referred to as “3TG” and include tin, tantalum, tungsten, and gold. The new rules will require us to engage in due diligence efforts for the 2013 calendar year, with initial disclosures required no later than May 31, 2014, and subsequent disclosures required no later than May 31 of each following year. We expect that we will incur additional costs and expenses, which may be significant, in order to comply with these rules, including for (i) due diligence to determine whether conflict minerals are necessary to the functionality or production of any of our products and, if so, verify the sources of such conflict minerals; and (ii) any changes that we may desire to make to our products, processes, or sources of supply as a result of such diligence and verification activities. Since our supply chain is complex, ultimately we may not be able to sufficiently verify the origins for any conflict minerals and metals used in our products through the due diligence procedures that we implement, which may adversely affect our reputation with our customers, shareholders, and other stakeholders. In such event, we may also face difficulties in satisfying customers who require that all of our products are certified as conflict mineral free. If we are not able to meet such requirements, customers may choose not to purchase our products, which could adversely affect our sales and the value of portions of our inventory. Further, there may be only a limited number of suppliers offering conflict free minerals and, as a result, we cannot be sure that we will be able to obtain metals, if necessary, from such suppliers in sufficient quantities or at competitive prices. Any one or a combination of these various factors could harm our business, reduce market demand for our products, and adversely affect our profit margins, net sales, and overall financial results.

     Risks related to our intellectual property

     If we are unable to obtain patent protection for our products or otherwise protect our intellectual property rights, our business could suffer.

     We rely on a combination of patent and trademark laws in the United States and other countries, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, end-users and others to maintain our competitive position. In particular, our success depends, in part, on our ability, and the ability of our licensors, to obtain patent protection for our and their products, technologies and inventions, maintain the confidentiality of our and their trade secrets and know-how, operate without infringing upon the proprietary rights of others and prevent others from infringing upon our and their proprietary rights.

     Despite our efforts to protect our proprietary rights, it is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose our technologies, inventions, processes or improvements. We cannot assure you that any of our existing or future patents or other intellectual property rights will not be challenged, invalidated or circumvented, or will otherwise provide us with meaningful protection. Our pending patent applications may not be granted, and we may not be able to obtain foreign patents or pending applications corresponding to our U.S. patents. The laws of certain countries, such as China, do not provide the same level of patent protection as in the United States, so even if we assert our patents or obtain additional patents in China or elsewhere outside of the United States, effective enforcement of such patents may not be available. If our patents do not adequately protect our technology, our competitors may be able to offer additive manufacturing systems, consumables or other products similar to ours. Our competitors may also be able to develop similar technology independently or design around our patents, and we may not be able to detect the unauthorized use of our proprietary technology or take appropriate steps to prevent such use. Any of the foregoing events would lead to increased competition and lower revenues or gross margins, which could adversely affect our operating results.

     As our patents expire, additional competitors using our technology could enter the market, which could require us to reduce our prices for our products and result in a reduction of our market share. Competitors’ introduction of lower quality products using our technology could also negatively affect the reputation and image of our products in the marketplace.

     Some of our patents have expired and others will expire in coming years. Upon expiration of those patents, our competitors may introduce products using the technology previously protected by the expired patents, which products may have lower prices than those of our products. To compete, we may need to reduce our prices for those products, which would adversely affect our revenues, margins and profitability. Additionally, the expiration of our patents could reduce barriers to entry into additive fabrication systems, which could result in the reduction of our sales and earnings potential. If competitors using technology previously protected by our expired patents were to introduce products of inferior quality, our potential customers may view our products negatively, which would have an adverse effect on our image and reputation and on our ability to compete with systems using other additive fabrication technologies.

     We may be subject to alleged patent infringement claims.

     Our products and technology, including the technology that we license from others, may infringe the intellectual property rights of third parties. Patent applications in the United States and most other countries are confidential for a period of time until they are published, and the publication of discoveries in scientific or patent literature typically lags actual discoveries by several months or more. As a result, the nature of claims contained in unpublished patent filings around the world is unknown to us, and we cannot be certain that we were the first to conceive inventions covered by our patents or patent applications or that we were the first to file patent applications covering such inventions. Furthermore, it is not possible to know in which countries patent holders may choose to extend their filings under the Patent Cooperation Treaty or other mechanisms. In addition, we may be subject to intellectual property infringement claims from individuals, vendors and other companies, including those that have acquired patents in the fields of 3D printing or consumable production for the sole purpose of asserting claims against us. Any claims that our products or processes infringe the intellectual property rights of others, regardless of the merit or resolution of such claims could cause us to incur significant costs in responding to, defending and resolving such claims, and may prohibit or otherwise impair our ability to commercialize new or existing products. Any infringement by us or our licensors of the intellectual property rights of third parties may have a material adverse effect on our business, financial condition and results of operations.

     Third-party claims of intellectual property infringement successfully asserted against us may require us to redesign infringing technology or enter into costly settlement or license agreements on terms that are unfavorable to us, prevent us from manufacturing or licensing certain of our products, subject us to injunctions restricting our sale of products and use of infringing technology, cause severe disruptions to our operations or the markets in which we compete, impose costly damage awards or require indemnification of our distributors and end-users. In addition, as a consequence of such claims, we may incur significant costs in acquiring the necessary third-party intellectual property rights for use in our products or developing  non-infringing substitute technology. Any of the foregoing developments could seriously harm our business.

     We may incur substantial costs enforcing or acquiring intellectual property rights and defending against third-party claims as a result of litigation or other proceedings.

     In connection with the enforcement of our intellectual property rights, the acquisition of third-party intellectual property rights or disputes related to the validity or alleged infringement of third-party intellectual property rights, including patent rights, we have been and may in the future be subject or party to claims, negotiations or complex, protracted litigation. Intellectual property disputes and litigation, regardless of merit, can be costly and disruptive to our business operations by diverting attention and energies of management and key technical personnel, and by increasing our costs of doing business. We may not prevail in any such dispute or litigation, and an adverse decision in any legal action involving intellectual property rights, including any such action commenced by us, could limit the scope of our intellectual property rights and the value of the related technology. For example, in 2005 in settlement of prior patent litigation, Objet entered into a cross-licensing arrangement with 3D Systems Corporation, under which each party licensed certain patents of the other party, and Objet incurred royalty payment obligations (which have been paid in full based on Objet’s net sales of printing equipment covered by the patents that it in-licensed).

     If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us, in particular in developing consumables that could be used with our printing systems in place of our proprietary consumables.

     We have devoted substantial resources to the development of our technology, trade secrets, know-how and other unregistered proprietary rights. While we enter into confidentiality and invention assignment agreements intended to protect such rights, such agreements can be difficult and costly to enforce or may not provide adequate remedies if violated. Such agreements may be breached and confidential information may be willfully or unintentionally disclosed, or our competitors or other parties may learn of the information in some other way. The disclosure to, or independent development by, a competitor of any of our trade secrets, know-how or other technology not protected by a patent could materially reduce or eliminate any competitive advantage that we may have over such competitor.

     This concern could manifest itself in particular with respect to our proprietary consumables that are used with our 3D printers and other systems. Portions of our proprietary consumables may not be afforded patent protection. Chemical companies or other producers of raw materials used in our consumables may be able to develop consumables that are compatible to a large extent with our systems, whether independently or in contravention of our trade secret rights and related proprietary and contractual rights. If such consumables are made available to owners of our 3D printers or other systems, and are purchased in place of our proprietary consumables, our revenues and profitability would be reduced and we could be forced to reduce prices for our proprietary consumables.

     Risks related to operations in Israel

     Our Israeli headquarters and manufacturing and other significant operations may be adversely affected by political, economic and military instability in Israel.

     One of our dual corporate headquarters, as well as all of our Objet-related manufacturing and research and development facilities, and some of our suppliers, are located in central and southern Israel. In addition, many of our key employees, officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. During the winter of 2008-2009 and again in November 2012, Israel was engaged in armed conflict with Hamas, a militia group and political party that controls the Gaza Strip, and during the summer of 2006, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party. These conflicts involved missile strikes against civilian targets in various parts of Israel, including areas where some of our manufacturing facilities are located, and negatively affected business conditions in Israel. Any armed conflicts, terrorist activities or political instability in the region, including related to the recent unrest in Syria, could adversely affect business conditions and could harm our results of operations and could make it more difficult for us to raise capital. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, parties with whom we have agreements involving performance in Israel may claim that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements due to the political or security situation in Israel.

     Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained, or if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by our Israeli operations could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions generally and could harm our results of operations.

     The rights of holders of our ordinary shares differ from those associated with stock of a U.S. company such as the common stock of Stratasys, Inc. prior to the Stratasys-Objet merger.

     We are organized under Israeli law, and the rights of our shareholders are governed by our amended articles, which provide for rights that are different from those of the holders of common stock of corporations organized in the State of Delaware. The rights conferred on shareholders of companies organized under the laws of these jurisdictions differ in important ways. In particular, a shareholder of an Israeli company has a duty to act in good faith towards the company and other shareholders, and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on matters such as amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and acquisitions and interested party transactions requiring shareholder approval. In addition, a shareholder who is aware that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the corporation. There is limited case law available to assist us in understanding the nature of this duty or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on holders of our ordinary shares that are not typically imposed on shareholders of U.S. corporations.

     Provisions of Israeli law and our amended articles may delay, prevent or otherwise impede a merger with, or an acquisition of, our company, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.

     Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to such types of transactions. For example, a merger may not be consummated unless at least 50 days have passed from the date on which a merger proposal is filed by each merging company with the Israel Registrar of Companies and at least 30 days have passed from the date on which the shareholders of both merging companies have approved the merger. In addition, a majority of each class of securities of the target company must approve a merger. Moreover, a tender offer for all of a company’s issued and outstanding shares can only be completed if the acquirer receives positive responses from the holders of at least 95% of the issued share capital. Completion of the tender offer also requires approval of a majority of the offerees that do not have a personal interest in the tender offer, unless, following consummation of the tender offer, the acquirer would hold at least 98% of the company’s outstanding shares. Furthermore, the shareholders, including those who indicated their acceptance of the tender offer, may, at any time within six months following the completion of the tender offer, petition an Israeli court to alter the consideration for the acquisition, unless the acquirer stipulated in its tender offer that a shareholder that accepts the offer may not seek such appraisal rights.

     Our amended articles impose an additional barrier towards a merger or acquisition of our company, as they provide that our directors (other than external directors and the unclassified director) are not subject to election for the first two years following the Stratasys-Objet merger (that is, not until our first annual general shareholder meeting following December 1, 2014), such that a potential acquiror cannot replace our board of directors at an annual general shareholder meeting until that time). This could prevent a potential acquiror from receiving board approval for an acquisition proposal that our board opposes.

     Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions.

     Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred.

     These and other similar provisions could delay, prevent or impede an acquisition of our company or our merger with another company, even if such an acquisition or merger would be beneficial to us or to our shareholders.

     Our operations may be disrupted as a result of the obligation of management or key personnel to perform military service.

     Many of our male employees in Israel, including members of our senior management, are obligated to perform one month, and in some cases longer periods, of annual military reserve duty until they reach the age of 45 (or older, for citizens who hold certain positions in the Israeli armed forces reserves), and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists, and some of our Israeli employees have been called up in connection with armed conflicts. It is possible that there will be similar large-scale military reserve duty call-ups in the future. Our operations could be disrupted by the absence of a significant number of Israeli employees or of one or more of our key Israeli employees. Such disruption could materially adversely affect our business and operations.

     Exchange rate fluctuations between the U.S. dollar and the New Israeli Shekel, the Euro and other non-U.S. currencies may negatively affect the earnings of our operations.

     We report our financial results and most of our revenues are recorded in U.S. dollars. However, substantially all of the manufacturing, research and development expenses of our Israeli operations, as well as a portion of the cost of revenues, selling and marketing, and general and administrative expenses of our Israeli operations, are incurred in New Israeli Shekels. As a result, we are exposed to exchange rate risks that may adversely affect our financial results. If the New Israeli Shekel appreciates against the U.S. dollar or if the value of the New Israeli Shekel declines against the U.S. dollar at a time when the rate of inflation in the cost of Israeli goods and services exceeds the rate of decline in the relative value of the New Israeli Shekel, then the U.S. dollar cost of our operations in Israel would increase and our results of operations would be adversely affected. We cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation (if any) of the New Israeli Shekel against the U.S. dollar. The Israeli rate of inflation amounted to 1.6%, 2.2% and 2.7% for the years ended December 31, 2012, 2011 and 2010, respectively. If the U.S. dollar cost of our operations in Israel increases, the dollar-measured results of those operations will be adversely affected. Our Israeli operations also could be adversely affected if we are unable to effectively hedge against currency fluctuations in the future. The appreciation (devaluation) of the New Israeli Shekel in relation to the U.S. dollar amounted to 2.1%, (7.7)% and 6.0% for the years ended December 31, 2012, 2011 and 2010, respectively.

     We also have substantial revenues and expenses that are denominated in other non-US currencies (other than the New Israeli Shekel), particularly the Euro and the Japanese yen. Therefore, our operating results and cash flows are also subject to fluctuations due to changes in the relative values of the U.S. dollar and those foreign currencies. These fluctuations could negatively affect our operating results and could cause our revenues and net income or loss to vary from quarter to quarter. Furthermore, to the extent that our revenues increase in regions such as Asia Pacific, where our sales are denominated in U.S. dollars, a strengthening of the dollar against other currencies could make our products less competitive in those foreign markets and collection of receivables more difficult.

     From time to time we engage in currency hedging activities. These measures, however, may not adequately protect us from material adverse effects due to the impact of inflation in Israel or from fluctuations in the relative values of the U.S. dollar and other foreign currencies in which we transact business, and may result in a financial loss, such as Objet experienced in 2011. For further information, please see “Item 5. Operating and Financial Review and Prospects” in our 2012 Annual Report.

     Estimating our income tax rate is complex and subject to uncertainty. Our estimates are furthermore based on the assumption that we will continue to receive Israeli government tax benefits in respect of our Israeli operations. If we do not meet several conditions for receipt of those benefits, they may be terminated or reduced in the future, which would impact our income tax rate and increase our costs.

     The computation of income tax expense (benefit) is complex because it is based on the laws of numerous taxing jurisdictions and requires significant judgment on the application of complicated rules governing accounting for tax provisions under GAAP. Income tax expense (benefit) for interim quarters is based on a forecast of our global tax rate for the year, which includes forward looking financial projections. Such financial projections are based on numerous assumptions, including the expectations of profit and loss by jurisdiction. It is difficult to accurately forecast various items that make up the projections, and such items may be treated as discrete accounting. Examples of items that could cause variability in our income tax rate include our mix of income by jurisdiction, tax deductions for share option expense, the application of transfer pricing rules, and tax audits. Future events, such as changes in our business and the tax law in the jurisdictions where we do business, could also affect our rate.

     One important assumption that goes into calculation of our tax rate is the tax benefit that we receive in respect of some of our operations in Israel, referred to as “Approved Enterprises” and “Benefited Enterprises,” under the Law for the Encouragement of Capital Investments, 5719-1959, or the Investment Law. Based on an evaluation of the relevant factors under the Investment Law, including the level of foreign (that is, non-Israeli) investment in the company, we have determined that our effective tax rate to be paid with respect to all Israeli operations under these benefit programs is 7 - 9%, based on the current balance of activity between our Rehovot, Israel and Kiryat Gat, Israel facilities and the available level of benefits under the law. If we do not meet the requirements for maintaining these benefits, they may be reduced or cancelled and the relevant operations would be subject to Israeli corporate tax at the standard rate, which is currently set at 25% for 2013, and 26.5% subsequently. In addition to being subject to the standard corporate tax rate, we could be required to refund any tax benefits that we have already received, plus interest and penalties thereon. Even if we continue to meet the relevant requirements, the tax benefits that our current “Approved Enterprise” and “Benefited Enterprise” receive may not be continued in the future at their current levels or at all. If these tax benefits were reduced or eliminated, the amount of taxes that we pay would likely increase, as all of our operations would consequently be subject to corporate tax at the standard rate, which may cause our global tax rate to be materially different than our estimates and could adversely affect our results of operations. Additionally, if we increase our activities outside of Israel, for example, via acquisitions, our increased activities may not be eligible for inclusion in Israeli tax benefit programs, and that could also adversely affect our global tax rate and our results of operations.

     Certain Israeli government grants that Objet received for certain of its research and development activities may restrict our ability to transfer manufacturing operations or technology outside of Israel, and failure to satisfy the conditions of those grants with respect to such transfers may require us to pay penalties.

     Objet’s research and development efforts were financed in part, in the past, through grants that Objet received from Israel’s Office of the Chief Scientist of the Ministry of Industry, Trade and Labor, or OCS. Through 2006, Objet received approximately $1.5 million, which it repaid in its entirety (including interest thereon) by the end of 2007. Notwithstanding the full repayment of these OCS grants, we nevertheless must continue to comply with the requirements of the Israeli Law for the Encouragement of Industrial Research and Development, 1984, and related regulations, or the Research Law, with respect to those past grants. When a company develops know-how, technology or products using OCS grants, the terms of these grants and the Research Law restrict the transfer of such know-how, and the transfer of manufacturing or manufacturing rights of such products, technologies or know-how outside of Israel, without the prior approval of the OCS. Therefore, if aspects of our technologies are deemed to have been developed with OCS funding, the discretionary approval of an OCS committee would be required for any transfer to third parties outside of Israel of know how or manufacturing or manufacturing rights related to those aspects of such technologies. We may not receive those approvals. Furthermore, the OCS may impose certain conditions on any arrangement under which it permits us to transfer technology or development out of Israel.

     The transfer of OCS-supported technology or know-how outside of Israel may involve the payment of significant amounts, depending upon the value of the transferred technology or know-how, the amount of OCS support, the time of completion of the OCS-supported research project and other factors. Furthermore, the consideration available to our shareholders in a transaction involving the transfer outside of Israel of technology or know-how developed with OCS funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the OCS.

     It may be difficult to enforce a U.S. judgment against us and our officers and directors named in this prospectus in Israel or the United States, or to serve process on our officers and directors.

     We are incorporated in Israel. Most of our executive officers and directors reside outside of the United States, and most of our assets are located outside of the United States. Therefore, a judgment obtained against us or any of our executive officers and directors in the United States, including one based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel.

     Your rights and responsibilities as a shareholder will be governed by Israeli law which may differ in some respects from the rights and responsibilities of shareholders of U.S. companies.

     We are incorporated under Israeli law. The rights and responsibilities of the holders of our ordinary shares are governed by our amended and restated articles of association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S.-based corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith toward the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on matters such as amendments to a company's articles of association, increases in a company's authorized share capital, mergers and acquisitions and interested party transactions requiring shareholder approval. In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. There is limited case law available to assist us in understanding the implications of these provisions that govern shareholders' actions. These provisions may be interpreted to impose additional obligations and liabilities on holders of our ordinary shares that are not typically imposed on shareholders of U.S. corporations.

Risks related to an investment in our ordinary shares

     If certain of our shareholders sell a substantial number of our ordinary shares, the market price of our ordinary shares could decline.

     We have entered into a Registration Rights and Lock-Up Agreement with shareholders who held more than 90% of our issued and outstanding ordinary shares prior to the Stratasys-Objet merger. The Registration Rights and Lock-Up Agreement requires us, at the request of the holders of 35% of the then-outstanding registrable securities under that agreement and subject to certain limitations, to register for resale and to list on NASDAQ ordinary shares that they seek to include in the registration. If the shareholders who are party to the Registration Rights and Lock-Up Agreement demand registration of their shares, the market price of our ordinary shares could decline.

     The existence of these registration rights as well as any sales thereunder may also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through equity offerings.

     In addition to the ordinary shares subject to the Registration Rights and Lock-Up Agreement, former MakerBot stockholders and certain MakerBot employees, whom we refer to as the selling shareholders, may sell up to 6,932,007 ordinary shares publicly under the registration statement of which this prospectus supplement and the accompanying prospectus are a part. Under the terms of the MakerBot merger agreement, we issued to the selling shareholders at the closing of the MakerBot transaction on August 15, 2013, 3,921,660 ordinary shares (after withholding certain shares for taxes), which together constituted approximately 9.1% of our issued and outstanding shares as of the closing date (following the issuance thereof) and which may be sold immediately to the public as described in the “Plan of Distribution” below. We may also issue up to an additional 3,010,347 ordinary shares to the selling shareholders in respect of periods through the end of 2014 pursuant to the terms of the MakerBot merger agreement, which may be subsequently resold without restriction in accordance with the “Plan of Distribution” below (assuming that the registration statement of which this prospectus supplement and the accompanying prospectus form a part then remains in effect). Sales of a significant number of either of those groups of shares in a short period of time could have the effect of depressing the market price of our ordinary shares. Furthermore, the filing of the registration statement of which this prospectus supplement and the accompanying prospectus are a part could, itself, have the effect of depressing the market price of our ordinary shares due to the potential for public sales of a significant number of our ordinary shares.

     The market price of our ordinary shares may be subject to fluctuation, regardless of our operating results and financial condition. As a result, our shareholders could incur substantial losses.

     The market price of our ordinary shares since the Stratasys-Objet merger and the market price of the common stock of our Stratasys, Inc. subsidiary prior to the Stratasys-Objet merger have been subject to substantial fluctuation. During 2011, the common stock of Stratasys, Inc. traded at prices ranging between $18.00 and $55.43, and, during 2012, at prices ranging between $29.74 and $41.75 (up until the announcement of the merger on April 16, 2012) and between $41.64 and $79.25 (from the announcement of the merger on April 16 until the closing of the merger on December 1). Following the Stratasys-Objet merger, our ordinary shares have traded at prices ranging from $60.20 to $113.49 (through August 28, 2013). It is likely that the price of our ordinary shares will continue to be subject to substantial fluctuation regardless of our operating results or financial condition due to a number of factors, including:

  whether we achieve the perceived benefits of the Stratasys-Objet merger or other mergers or acquisitions as rapidly or to the extent anticipated by financial or industry analysts;
  whether the effects of the Stratasys-Objet merger or other mergers or acquisitions on our business and prospects are consistent with the expectations of financial or industry analysts;
  variations in our and our competitors’ results of operations and financial condition;
  market acceptance of our products;
  the mix of products that we sell, and related services that we provide, during any period;
  changes in earnings estimates or recommendations by securities analysts;
  development of new competitive systems and services by others;
  our announcements of technological innovations or new products;
  delays between our expenditures to develop and market new or enhanced systems and consumables and the generation of sales from those products;
  developments concerning intellectual property rights;
  changes in the amount that we spend to develop, acquire or license new products, technologies or businesses;
  changes in our expenditures to promote our products and services;
  changes in the cost of satisfying our warranty obligations and servicing our installed base of systems;
  success or failure of research and development projects of the combined company or its competitors;
  the general tendency towards volatility in the market prices of shares of technology companies; and
  general market conditions and other factors, including factors unrelated to our operating performance.

     These factors and any corresponding price fluctuations may materially and adversely affect the market price of our ordinary shares and result in substantial losses being incurred by our shareholders.

     Market prices for securities of technology companies historically have been very volatile. The market for these securities has from time to time experienced significant price and volume fluctuations for reasons unrelated to the operating performance of any one company. In the past, following periods of market volatility, public company shareholders have often instituted securities class action litigation. Such securities litigation could result in substantial costs and divert the resources and attention of our management from our business.

     If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our ordinary shares, the price of the ordinary shares could decline.

     The trading market for our ordinary shares relies in part on the research and reports that equity research analysts publish about our company and its business. We do not have control over these analysts and do not have commitments from them to write research reports about us. The price of our ordinary shares could decline if one or more equity research analysts downgrades the ordinary shares or if those analysts issue other unfavorable commentary or cease publishing reports about our company or our business.

     Our class A and class B directors are serving for an initial term of two years, and during that period shareholders will be able to remove them, elect directors or otherwise change the composition of the board of directors only under very limited circumstances.

     Under our amended and restated articles of association, as amended at our 2013 annual general meeting, or the amended articles, which govern the rights of our shareholders, until December 1, 2014, the second anniversary of the Stratasys-Objet merger, our board of directors is separated into two classes plus one unclassified director. Such two-year period is referred to as the initial term. Four class A directors, including one external director, have been appointed by the former Objet Ltd. board, and four class B directors have been appointed by the former Stratasys, Inc. board. A ninth director, who is also a class B director and an external director, has been appointed by the former Stratasys, Inc. board, subject to the approval of the former Objet Ltd. board. The tenth, unclassified director was elected by our shareholders at our 2013 annual general meeting of shareholders. All class A directors and class B directors will serve as directors during the entire initial term, except for external directors who will serve for terms of three years. The unclassified director will serve until the next annual general meeting of shareholders. Accordingly, during the initial term, our shareholders will elect only the unclassified director at our annual general meeting of shareholders.

     During the initial term, a class A or class B director may be removed only either for cause by the unanimous vote of the other directors of his or her class, or under certain other limited circumstances under the Companies Law. The provision of the amended articles establishing the classified board of directors during the initial term can be amended only by the unanimous vote of the directors and the approval of 75% of the voting power of our shareholders. Furthermore, the provision of the amended articles regarding removal of directors may be amended only upon the approval of 75% of the voting power of our shareholders. Accordingly, it is unlikely that holders of our ordinary shares will generally be able to remove any directors or elect any directors, other than the unclassified director or otherwise change the composition of our board of directors during the initial term, even if such holders possess a majority of the voting power of our shareholders.

     Certain significant shareholders of our company may exert a degree of control in a manner that conflicts with the interests of other shareholders.

     Significant holders of ordinary shares may have interests that are different than or adverse to our other shareholders. Based on public filings with the Commission in February 2013, we believe that our three largest shareholders (after disregarding shareholders whose beneficial ownership covers the same shares beneficially owned by other shareholders owning a higher percentage) held approximately 12.6%, 7.8% and 7.1% of our issued and outstanding ordinary shares on the “as of” dates of those filings. If none of those shareholders have disposed of their shares since that time, their beneficial ownership would represent approximately 9.9%, 6.9% and 6.3% of our issued and outstanding shares as of August 15, 2013. Based on their share ownership and the simple majority vote of shares present in person or by proxy that is sufficient for the approval of most actions at any shareholder meeting, those shareholders may be able to exercise a certain degree of control over certain matters requiring shareholder approval. Those matters include the election of directors (following the expiration of the initial two-year term of the initial directors following the Stratasys-Objet merger), amendment of our articles of association and approval of significant corporate transactions, subject to rules requiring the approval of a special majority among non-interested shareholders in certain situations. This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult without the support of those significant shareholders, including transactions in which a non-significant shareholder might otherwise receive a premium for its shares over the then-current market price.

     Raising additional capital by issuing securities may cause dilution to our shareholders.

     We may need or desire to raise substantial capital in the future. Our future capital requirements will depend on many factors, including, among others:

  the extent to which we acquire or invest in businesses, products or technologies and other strategic relationships;
  our degree of success in capturing a larger portion of the additive manufacturing market;
  the costs of establishing or acquiring sales, marketing and distribution capabilities for our products;
  the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our issued patents and defending intellectual property-related claims; and
  the costs of financing unanticipated working capital requirements and responding to competitive pressures.

     If we raise funds by issuing equity or convertible debt securities, it will reduce the percentage ownership of our then-existing shareholders, and the holders of such new securities may have rights, preferences or privileges senior to those possessed by our then-existing shareholders.

     We do not anticipate paying any cash dividends in the foreseeable future. Therefore, if our share price does not appreciate, our shareholders may not recognize a return, and could potentially suffer a loss, on their investment in our ordinary shares.

     We intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our ordinary shares will be investors’ sole source of a return on their investment for the foreseeable future.

     Even if we decide to pay dividends on our ordinary shares, we may be restricted from doing so or payment of such dividends may have adverse consequences for our company.

     Under the Companies Law, dividends may only be paid out of our profits and other surplus funds (as defined in the Companies Law) as of the end of the most recent year or as accrued over a period of the most recent two years, whichever amount is greater, provided that there is no reasonable concern that payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. In the event that we do not meet the profit and surplus funds criteria, we can seek the approval of an Israeli court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. Due to the acquisition method of accounting utilized for the Stratasys-Objet merger under GAAP, pursuant to which we were deemed to have acquired Objet’s assets, we will incur significant annual amounts of depreciation and amortization expense in respect of those assets (see Note 2 to our consolidated financial statements appearing in our 2012 Annual Report for more information on the method of accounting for the Stratasys-Objet merger). These significant annual expenses under GAAP might reduce or eliminate our profits and surplus funds as determined under the Companies Law, and, hence, may restrict our ability to pay dividends (absent court approval).

     In general, the payment of dividends may also be subject to Israeli withholding taxes. In addition, because we receive certain benefits under the Israeli law relating to Approved Enterprises, our payment of dividends (out of tax-exempt income) may subject us to certain Israeli taxes to which we would not otherwise be subject. See “Risks related to our operations in Israel—The government tax benefits that we currently receive require us to meet several conditions and may be terminated or reduced in the future, which would increase our costs.”

     We are a foreign private issuer under the rules and regulations of the Commission and are therefore exempt from a number of rules under the Exchange Act and are permitted to file less information with the Commission than a domestic U.S. reporting company, which will reduce the level and amount of disclosure that you receive.

     As a foreign private issuer under the Exchange Act, we are exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, we are not required to file periodic reports and financial statements with the Commission as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act; and are not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our ordinary shares. Accordingly, you receive less information about our company than you would receive about a domestic U.S. company, and are afforded less protection under the U.S. federal securities laws than you would be afforded in holding securities of a domestic U.S. company.

     As a foreign private issuer, we are also permitted, and have begun, to follow certain home country corporate governance practices instead of those otherwise required under the Listing Rules of the NASDAQ Stock Market for domestic U.S. issuers. We have informed NASDAQ that we follow home country practice in Israel with regard to, among other things, composition of our board of directors (whereby a majority of the members of our board of directors need not be “independent directors,” as is generally required for domestic U.S. issuers), director nomination procedure and approval of compensation of officers. In addition, we have opted to follow home country law instead of the Listing Rules of the NASDAQ Stock Market that require that a listed company obtain shareholder approval for certain dilutive events, such as the establishment or amendment of certain equity-based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or greater interest in the company, and certain acquisitions of the stock or assets of another company. Following our home country governance practices as opposed to the requirements that would otherwise apply to a United States company listed on the NASDAQ Global Select Market may provide our shareholders with less protection than they would have as stockholders of a domestic U.S. company.

     Our status as a foreign private issuer is subject to an annual review and test, and will be tested again as of June 30, 2014 (the last business day of our second fiscal quarter of 2014). If we lose our status as a foreign private issuer, we will no longer be exempt from such rules. Among other things, beginning on January 1, 2015, we would be required to file periodic reports and financial statements as if we were a company incorporated in the U.S. The costs incurred in fulfilling these additional regulatory requirements could be substantial.

     If we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as they apply to a foreign private issuer that is listed on a United States exchange for the first time, or if our internal controls over financial reporting are not effective, the reliability of our financial statements may be questioned and our share price may suffer.

     We are subject to the requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404, which requires a company that is subject to the reporting requirements of the U.S. securities laws to conduct a comprehensive evaluation of its and its subsidiaries’ internal controls over financial reporting. To comply with this statute, we are required to document and test our internal control procedures, and beginning with the filing of our Annual Report on Form 20-F for 2013, or the 2013 Annual Report, in 2014, our management will be required to assess and issue a report concerning our internal controls over financial reporting. In addition, our independent registered public accounting firm will be required to issue an opinion on management’s assessment of those matters pursuant to Section 404 and that these matters will first be tested in connection with the filing of our 2013 Annual Report with the Commission.

     We need to prepare for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our management’s report. However, the continuous process of strengthening our internal controls and complying with Section 404 is complicated and time-consuming. Furthermore, as our business continues to grow internationally, our internal controls will become more complex and will require significantly more resources and attention to ensure that they remain effective overall. Over the course of testing our internal controls, our management may identify material weaknesses or significant deficiencies, which may not be remedied in a timely manner to meet the deadline imposed by the Sarbanes-Oxley Act. If our management cannot favorably assess the effectiveness of our internal controls over financial reporting, or if our independent registered public accounting firm identifies material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our share price may suffer.

     If we are classified as a passive foreign investment company, or PFIC, our U.S. shareholders may suffer adverse tax consequences.

     Generally, if for any taxable year, after applying certain look-through rules, 75% or more of our gross income is passive income, or at least 50% of the value of our assets are held for the production of, or produce, passive income, we may be characterized as a PFIC for U.S. federal income tax purposes. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. If we are a PFIC, gain realized by a U.S. shareholder on the sale of our ordinary shares may be taxed as ordinary income (rather than as capital gain income), and an interest charge added to the tax. Rules similar to those applicable to the taxation of gains realized on the disposition of our stock would apply to distributions exceeding certain thresholds.

     Although we do not believe that we were a PFIC in 2012, we cannot assure you that the IRS will agree with that conclusion or that we will not become a PFIC in 2013 or in a subsequent year. The tests for determining PFIC status are applied annually, and it is difficult to make accurate predictions of our future income and the future value of our assets. U.S. shareholders should consult with their own U.S. tax advisors with respect to the U.S. tax consequences of investing in our ordinary shares. For a discussion of how we might be characterized as a PFIC and related tax consequences, please see Item 10.E, “Additional Information – Taxation - U.S. Federal Income Tax Considerations - Tax Consequences if We Are a Passive Foreign Investment Company” in our 2012 Annual Report.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus supplement and accompanying prospectus, including documents that we subsequently file with the Commission, will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference into this prospectus supplement, the accompanying prospectus regarding our future strategy, future operations, projected financial position, proposed products, estimated future revenues, projected costs, future prospects, the future of our industry and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

     You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus supplement, the date of the accompanying prospectus (with respect to risks described therein), or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus supplement and the accompanying prospectus, and may be described in additional supplements to the prospectus (if any) under the caption “Risk Factors.” They are also described in our most recent Annual Report on Form 20-F, including without limitation under the captions “Risk Factors” and “Operating and Financial Review and Prospects,” and in other documents that we may file with the Commission, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus supplement and the accompanying prospectus.

OFFER STATISTICS AND EXPECTED TIMETABLE

     The selling shareholders named in this prospectus supplement may sell from time to time pursuant to this prospectus supplement and the accompanying prospectus an aggregate of up to 6,932,007 ordinary shares. The price per share of the ordinary shares that they will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see “Plan of Distribution” below).

PRICE RANGE OF OUR SHARES

     Since December 3, 2012 (the first trading day after the effective time of the Stratasys-Objet merger), our ordinary shares have traded (and, prior to that time, Stratasys, Inc. common stock was traded) on the NASDAQ Global Select Market under the trading symbol “SSYS.” The following table sets forth the high and low closing sales prices of our ordinary shares (and for periods preceding the Stratasys-Objet merger, Stratasys, Inc. common stock) for the fiscal periods indicated below, as reported on the NASDAQ Global Select Market.

	Price Range
	High	Low
Fiscal Period:	(U.S. $)	(U.S. $)
Six most recent months:
August 2013 (through August 28, 2013)	113.49	87.02
July 2013	95.16	84.30
June 2013	86.98	76.51
May 2013	91.30	79.80
April 2013	83.05	68.33
March 2013	74.80	64.26
February 2013	83.40	62.50
Two most recent full financial years and subsequent periods, by quarter:
Fiscal Year Ending December 31, 2013
July 1, 2013 – August 28, 2013	113.49	84.30
April 1, 2013 – June 30, 2013	91.30	68.33
January 1, 2013 - March 31, 2013	89.69	62.50
Fiscal Year Ended December 31, 2012
October 1, 2012 - December 31, 2012	80.75	54.40
July 1, 2012 - September 30, 2012	67.07	47.39
April 1, 2012 - June 30, 2012	54.49	33.69
January 1, 2012 - March 31, 2012	40.87	30.37
Fiscal Year Ended December 31, 2011
October 1, 2011 - December 31, 2011	31.84	18.00
July 1, 2011 - September 30, 2011	39.34	18.54
April 1, 2011 - June 30, 2011	55.43	30.21
January 1, 2011 - March 31, 2011	49.59	32.50
Five most recent full financial years
2012	80.75	30.37
2011	55.43	18.00
2010	34.87	17.35
2009	18.98	7.70
2008	27.32	9.30

     On August 28, 2013, the closing price of our ordinary shares on the NASDAQ Global Select Market was $110.04.

DIVIDEND POLICY

     We have never paid cash dividends on our ordinary shares and do not anticipate that we will pay any cash dividends on our ordinary shares in the foreseeable future. We intend to retain our earnings to finance the development of our business. Any future dividend policy will be determined by our board of directors based upon conditions then existing, including our earnings, financial condition, tax position and capital requirements, as well as such economic and other conditions as our board of directors may deem relevant.

REASONS FOR THE OFFER AND USE OF PROCEEDS

     The registration of the resale of the shares for the secondary offering by the selling shareholders hereunder is being carried out pursuant to our obligations under the MakerBot merger agreement. Under that agreement, we undertook to register for resale all 3,921,660 ordinary shares that we initially issued to the stockholders, option holders and warrant holder of MakerBot at the closing of the MakerBot transaction. Those ordinary shares (which constitute the shares issued after withholding for taxes) were issued in exchange for 100% of the outstanding capital stock of MakerBot and to MakerBot’s option holders and warrant holder in exchange for the cancellation of options and a warrant to purchase additional shares of MakerBot stock. Under the MakerBot merger agreement, we also undertook to register for resale an additional 3,010,347 ordinary shares that we may issue in respect of periods through the end of 2014 to MakerBot’s stockholders and certain MakerBot employees as of the effective time of the MakerBot transaction for performance-based earn-outs, awards under a Performance Bonus Plan and the release of holdback shares that secure MakerBot’s indemnification obligations to us under the MakerBot merger agreement. We refer to all shares covered by the foregoing registration obligations collectively as the registrable securities.

     We have furthermore agreed in the MakerBot merger agreement to exert commercially reasonable efforts to prepare and file with the Commission such amendments and supplements to the registration statement of which this prospectus supplement and the accompanying prospect are a part as may be necessary to keep it effective until the first to occur of: (i) the date on which all of the registrable securities covered by the registration statement have been sold, and (ii) the date on which the registrable securities covered by the registration statement may be sold without restriction pursuant to Rule 144 under the Securities Act. Any shares that may be sold without restriction pursuant to Rule 144 under the Securities Act shall cease to be deemed registrable securities, and all of our obligations with respect to the registration of the resale of any such shares shall cease immediately.

     This prospectus supplement and the accompanying prospectus have been prepared, and the registration statement of which they form a part has been filed with the Commission, to satisfy the foregoing registration obligations. Accordingly, this prospectus supplement and the accompanying prospectus cover the disposition by the selling shareholders, or their successors-in-interest, of an aggregate of up to 6,932,007 ordinary shares, which includes (i) 3,921,660 ordinary shares that we initially issued to the selling shareholders upon the closing of the MakerBot transaction and (ii) an additional 3,010,347 ordinary shares that we may issue to the selling shareholders pursuant to earn-out payments, awards under a Performance Bonus Plan and the release of holdback shares that secure MakerBot’s indemnification obligations to us under the MakerBot merger agreement.

     We will not receive any of the proceeds from the sale or other disposition of our ordinary shares, or interests therein, by the selling shareholders in the secondary offering.

CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2013 on an actual basis (as updated to reflect securities issued up to 60 days prior to the date of this prospectus supplement).

     You should read this information in conjunction with “Operating and Financial Review and Prospects” set forth in Exhibit 99.2 to our Report of Foreign Private Issuer on Form 6-K that we furnished to the Commission on August 8, 2013, and the unaudited consolidated financial statements and the notes thereto for the six months ended June 30, 2013, appearing as Exhibit 99.1 to the foregoing Report, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

As of June 30, 2013
($ in thousands, other than per share data)	Actual
(unaudited)
Cash and cash equivalents	148,061
Long-term indebtedness	1,450
Equity
Ordinary shares, NIS 0.01 nominal value, 180,000 shares
authorized; 39,023 issued and outstanding*	102
Additional paid-in capital	1,477,121
Retained earnings	94,167
Accumulated other comprehensive loss	(593)
Equity attributable to Stratasys Ltd.	1,570,797
Non-controlling interest	157
Total equity	1,570,954
Total capitalization	1,572,404

*Excludes 3,010,347 aggregate ordinary shares that are potentially issuable to the selling shareholders under this prospectus supplement pursuant to earn-out payments, awards under a Performance Bonus Plan and the release of holdback shares under the MakerBot merger agreement, as described under “Selling Shareholders” below. Also excludes 2,499,570 aggregate ordinary shares issuable under our share incentive plans, at a weighted average exercise price of $7.85 per share, as of August 15, 2013 (following the closing of the MarketBot transaction on that date).

SELLING SHAREHOLDERS

     This prospectus supplement relates to the resale, in one or more offerings, of up to an aggregate of 6,932,007 ordinary shares held by, or potentially issuable to, our shareholders who received (or who may receive) such shares pursuant to the MakerBot transaction. The table below provides information about the beneficial ownership of each selling shareholder as to:

  the number of ordinary shares that are currently, or potentially will be, beneficially held by such selling shareholder (assuming a subsequent issuance to him, her or it of the maximum number of ordinary shares issuable pursuant to earn-out payments, awards under a Performance Bonus Plan and the release of holdback shares under the MakerBot merger agreement), and the percentage of our outstanding share capital constituted thereby;

  the maximum number of shares that may be offered by such selling shareholder under this prospectus and the percentage of our outstanding share capital constituted thereby; and

  the number of shares to be beneficially held by such selling shareholder following the offering (assuming that the maximum number of shares that may be offered by such shareholder hereunder are so offered, and no other shares are beneficially acquired by the shareholder) and the percentage of our outstanding share capital constituted thereby.

     We cannot state with certainty the number of ordinary shares that will be beneficially owned by the selling shareholders after completion of this offering because the selling shareholders may sell or otherwise dispose of all, some or none of the ordinary shares beneficially owned by them prior to this offering, and may subsequently acquire the beneficial ownership of other ordinary shares. Our registration of these shares does not necessarily mean that the selling shareholders will dispose of any or all of the shares.

     The information provided in the table below as to number of shares beneficially owned prior to the offering is based on information provided by the selling shareholders. The information provided below is provided as of August 15, 2013 (immediately following the closing of the MakerBot transaction on that day), as of which 43,199,460 ordinary shares were outstanding, which includes the aggregate 3,921,660 ordinary shares that were issued to the selling shareholders pursuant to the closing of the MakerBot transaction on that day (which number reflects the number of shares issued after withholding of certain shares for taxes). The percentage ownership reflected for each selling shareholder in the below table also treats the additional 3,010,347 aggregate ordinary shares that are potentially issuable to the selling shareholders pursuant to earn-out payments, awards under a Performance Bonus Plan and the release of holdback shares under the MakerBot merger agreement as beneficially owned by the respective selling shareholders and as outstanding (such that the number of outstanding shares upon which the percentages are based is 46,209,807), although none of those additional ordinary shares has yet been issued and some of those additional ordinary shares may never be issued.

     Out of the 6,932,007 ordinary shares that may be sold by selling shareholders pursuant to this prospectus supplement, 40,178 of such shares, which may be issued pursuant to the Performance Bonus Plan under the MakerBot merger agreement, have not yet been allocated to any particular selling shareholder and have therefore not been included in the below table. Upon the issuance of those shares, we will add the names of the persons who have received them, the number of such shares that may be sold by each such person and the related below information in a further supplement to the accompanying prospectus that we may file.

						Percentage
						of
				Percentage		outstanding
		Percentage		of		ordinary
	Number of	of		outstanding	Number of	shares to be
	shares	outstanding	Number of	ordinary	shares	beneficially
	beneficially	ordinary	ordinary	shares	beneficially	owned
	owned prior	shares	shares	represented	owned	following
Name of selling	to the	prior	offered	by offered	following	the
shareholder (1)	offering	to offering	hereby	shares	the offering	offering
Foundry Venture Capital	758,025	1.6%	758,025	1.6%	0	0%
2010, L.P. (2)
True Seed Ventures II,	191,412	0.4%	191,412	0.4%	0	0%
LLC (3)
Joshua Schachter (4)	4,063	0.0%	4,063	0.0%	0	0%
TG MakerBot LLC (5)	97,266	0.2%	97,266	0.2%	0	0%
Thrive Capital Partners	13,992	0.0%	13,992	0.0%	0	0%
(6)
Antonio Rodriguez (7)	10,158	0.0%	10,158	0.0%	0	0%
Claudia R. Pettis (8)	2,235	0.0%	2,235	0.0%	0	0%
Charles R. Pettis, III (9)	11,732	0.0%	11,732	0.0%	0	0%
Lessin x 2 LLC (10)	40,630	0.1%	40,630	0.1%	0	0%
Lerer Media Ventures, LP	20,314	0.0%	20,314	0.0%	0	0%
(11)
High Line Venture	156,262	0.3%	156,262	0.3%	0	0%
Partners, LP (12)
Stephen Garfield (13)	20,314	0.0%	20,314	0.0%	0	0%
Founder Collective, LP	32,097	0.1%	32,097	0.1%	0	0%
(14)
Founder Collective	8,532	0.0%	8,532	0.0%	0	0%
Entrepreneurs' Fund (15)
Explore Holdings, LLC	324,156	0.7%	324,156	0.7%	0	0%
(16)
Audrey Capital, LLC (17)	13,967	0.0%	13,967	0.0%	0	0%
500 Startups, L.P. (18)	52,774	0.1%	52,774	0.1%	0	0%
Nathaniel Pettis (19)	1,433,104	1.8%	1,433,104	1.8%	0	0%
The Bre Pettis 2013	212,443	0.5%	212,443	0.5%	0	0%
Delaware Trust (20)
Zachary Smith (21)	1,062,213	2.3%	1,062,213	2.3%	0	0%
Adam Mayer (22)	969,579	2.1%	969,579	2.1%	0	0%
Adrian Bowyer (23)	74,107	0.2%	74,107	0.2%	0	0%
Jakob Lodwick (24)	91,048	0.2%	91,048	0.2%	0	0%
Charles Pax (25)	57,556	0.1%	57,556	0.1%	0	0%
RRE Ventures V, L.P.(26)	399,874	0.9%	399,874	0.9%	0	0%
John Dimatos (27)	803	0.0%	803	0.0%	0	0%
Ariel Douglas (28)	111	0.0%	111	0.0%	0	0%
Matthew F. Griffin (29)	231	0.0%	231	0.0%	0	0%
Ethan Hartman (30)	417	0.0%	417	0.0%	0	0%
Robert McGuire (31)	2,316	0.0%	2,316	0.0%	0	0%
David Neff (32)	1,698	0.0%	1,698	0.0%	0	0%
Keith Ozar (33)	1,312	0.0%	1,312	0.0%	0	0%
Nicholas Starno (34)	1,853	0.0%	1,853	0.0%	0	0%
Annelise Jeske (35)	340	0.0%	340	0.0%	0	0%
RJ Wafer (36)	108	0.0%	108	0.0%	0	0%
Jenny Lawton (37)	224,587	0.1%	224,587	0.1%	0	0%
Robert Steiner (38)	154,171	0.1%	154,171	0.1%	0	0%
Aric Jennings (39)	152,323	0.1%	152,323	0.1%	0	0%
Justin Day (40)	151,346	0.1%	151,346	0.1%	0	0%
Frank Lincks (41)	30,327	0.1%	30,327	0.1%	0	0%
Chuck Pettis (42)	24,580	0.1%	24,580	0.1%	0	0%
Thomas James (43)	7,121	0.0%	7,121	0.0%	0	0%
Paul Holman (44)	8,960	0.0%	8,960	0.0%	0	0%
Lawrence White (45)	4,855	0.0%	4,855	0.0%	0	0%
Joe Grand (46)	7,169	0.0%	7,169	0.0%	0	0%
Clay Shirky (47)	5,376	0.0%	5,376	0.0%	0	0%
Silicon Valley Bank (48)	28,673	0.1%	28,673	0.1%	0	0%
Mark Schultze (49)	5,953	0.0%	5,953	0.0%	0	0%

(1) Based on information provided to us, other than as described in the footnotes below, we are unaware of any position, office or material relationship that any of the selling shareholders had had with our company (or with Stratasys, Inc., or with any of our affiliates) in the past three years.

(2) The address of this selling shareholder is 1050 Walnut Street, Ste. 210, Boulder, CO 80302.

(3) The address of this selling shareholder is 530 Lytton Avenue, Ste. 303, Palo Alto, CA 94301.

(4) The address of this selling shareholder is 60 East Portola Avenue, Los Altos, CA 94022.

(5) The address of this selling shareholder is 110 Terry Drive, Ste. 100, Newtown, PA 18940.

(6) The address of this selling shareholder is 666 5th Avenue, 15th Floor, New York, NY 10103.

(7) The address of this selling shareholder is 27 Willard Street, Cambridge, MA 02138.

(8) The address of this selling shareholder is 6144 Wahl Road, Freeland, WA 98249.

(9) The address of this selling shareholder is 6144 Wahl Road, Freeland, WA 98249.

(10) The address of this selling shareholder is 131 S. Woodland Street, Englewood, NJ 07631.

(11) The address of this selling shareholder is 416 W. 13th Street, Ste. 203, New York, NY 10014.

(12) The address of this selling shareholder is 555 West 18th Street, New York, NY 10011.

(13) The address of this selling shareholder is 19 Dane Street, Jamaica Plain, MA 02130.

(14) The address of this selling shareholder is c/o Founder Ventures Management Co., LLC, 1 Mifflin Place, Ste. 300, Cambridge, MA 02138.

(15) The address of this selling shareholder is c/o Founder Ventures Management Co., LLC, 1 Mifflin Place, Ste. 300, Cambridge, MA 02138.

(16) The address of this selling shareholder is P.O. Box 94314, Seattle, WA 98124.

(17) The address of this selling shareholder is 660 4th Street #261, San Francisco, CA 94107.

(18) The address of this selling shareholder is 444 Castro Street #1200, Mountain View, CA 94041.

(19) The address of this selling shareholder is 306 Livingston Street, Apt. 2, Brooklyn, NY 11217.

(20) The address of this selling shareholder is c/o J.P. Morgan Trust Company of Delaware, 500 Stanton Christiana Rd., Newark, DE 19713.

(21) The address of this selling shareholder is 111 E. 14th St PMB, Apt. 166, New York, NY 10003.

(22) The address of this selling shareholder is 327 Union Street #1, Brooklyn, NY 11211.

(23) The address of this selling shareholder is West End Stables, Foxham, SN15 4NB, London, UK.

(24) The address of this selling shareholder is 107 N. 3rd Street, Apt. 4D, Brooklyn, NY 11211.

(25) The address of this selling shareholder is 713 Classon Avenue, Apt. 513, Brooklyn, NY 11238.

(26) The address of this selling shareholder is 130 East 59th St., New York, NY 10022.

(27) The address of this selling shareholder is 174 Clinton Avenue, Brooklyn, NY 11205.

(28) The address of this selling shareholder is 442-d Lorimer Street, Apt. 135, Brooklyn, NY 11206.

(29) The address of this selling shareholder is 529 5th Street, Brooklyn, NY 11215.

(30) The address of this selling shareholder is 436 Sterling Place, Apt. 5, Brooklyn, NY 11238.

(31) The address of this selling shareholder is 1214 N. Charles Street, Apt. 307, Baltimore, MD 21201.

(32) The address of this selling shareholder is 130 7th Avenue, Apt. 123, New York, NY 10011.

(33) The address of this selling shareholder is 27 Olive Street, Apt. 8, Brooklyn, NY 11211.

(34) The address of this selling shareholder is 74 Union Street, Orono, ME 04473.

(35) The address of this selling shareholder is 77 Lefferts Place, Apt. 1, Brooklyn, NY 11238.

(36) The address of this selling shareholder is 355 7th Avenue, #2, Brooklyn, NY 11215.

(37) The address of this selling shareholder is 143 Ferncliff Road, Fairfield, CT 06825.

(38) The address of this selling shareholder is 21 Leeward Lane, Port Jefferson, NY 11777.

(39) The address of this selling shareholder is 236 Livingston St-Apt 5B, Brooklyn, NY 11201.

(40) The address of this selling shareholder is 116 East 7th Street, New York, NY 10009.

(41) The address of this selling shareholder is 53 Lakeside Drive, Rockville Centre, NY 11570.

(42) The address of this selling shareholder is 6144 Wahl Rd., Freeland, WA 98249.

(43) The address of this selling shareholder is 161 West 61st Street, Apt. 20E, New York, NY 10023.

(44) The address of this selling shareholder is 2431 7th Avenue West, Seattle, WA 98119.

(45) The address of this selling shareholder is 22-26 150th Street, #2, Whitestone, NY 11357.

(46) The address of this selling shareholder is 8332 Geary Blvd., San Francisco, CA 94121.

(47) The address of this selling shareholder is 3 Washington Square Village, #15-M, New York, NY 10012.

(48) The address of this selling shareholder is 3003 Tasman Drive, HC 215, Santa Clara, CA 95054.

(49) The address of this selling shareholder is 40 West 70th Street, Apt. 1B, New York, NY 10023.

PLAN OF DISTRIBUTION

     The selling shareholders, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares or interests in ordinary shares received after the date of this prospectus supplement from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

     The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

  ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;
  block trades in which a broker-dealer will attempt to sell the ordinary shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  short sales effected after the date the registration statement of which this prospectus supplement is a part is filed, and becomes effective, with the Commission;
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
  broker-dealers may agree with the selling shareholders to sell a specified number of ordinary shares at a stipulated price per share;
  a combination of any such methods of sale; and
  any other method permitted pursuant to applicable law.

     The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus supplement and the accompanying prospectus, or under an amendment to this prospectus supplement and/or the accompanying prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling shareholders to include the pledgees, transferees or other successors in interest as selling shareholders under this prospectus supplement and the accompanying prospectus. The selling shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus supplement and the accompanying prospectus.

     In connection with the sale of ordinary shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions that they assume. The selling shareholders may also sell ordinary shares short and deliver these securities to close out their short positions, or loan or pledge ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus supplement and the accompanying prospectus, which ordinary shares such broker-dealer or other financial institution may resell pursuant to this prospectus supplement and the accompanying prospectus (as supplemented or amended to reflect such transaction).

     The aggregate proceeds to the selling shareholders from the sale of ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

     The selling shareholders also may resell all or a portion of the ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

     The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit that they earn on any resale of the ordinary shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to any applicable prospectus delivery requirements of the Securities Act.

     In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of ordinary shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying any applicable prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the ordinary shares against certain liabilities, including liabilities arising under the Securities Act.

     We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the ordinary shares offered under this prospectus.

     We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares registered hereunder have been sold by the selling shareholders, or (ii) the date on which all of the shares registered hereunder may be resold by the selling shareholders without registration by reason of Rule 144 under the Securities Act or any other rule of similar effect.

EXPENSES

     The following table sets forth our expenses in connection with the offering described in this prospectus supplement. We have agreed in the MakerBot merger agreement to bear all expenses relating to the registration for resale of the ordinary shares being offered pursuant hereto.

SEC registration fee		$104,811.53	#
Printing, EDGAR and photocopying fees		$200
Legal fees and expenses	$	N/A_
Accounting fees and expenses	$	N/A
Miscellaneous expenses	$	N/A
Total		$105,011.53

# Represents the registration fee with respect to the offering under this prospectus supplement only. The selling shareholders in the secondary offering may incur additional expenses in the future in connection with the offering of their ordinary shares pursuant to this prospectus. Any such additional expenses will be disclosed in a prospectus supplement (if any) required to be filed in connection with any such offering.

LEGAL MATTERS

     The validity of the ordinary shares being offered hereby has been passed upon for us by Meitar Liquornik Geva Leshem Tal, Law Offices, Ramat-Gan, Israel. A trust for the benefit of partners in Meitar Liquornik Geva Leshem Tal holds options to purchase 12,259 of our ordinary shares.

PROSPECTUS

STRATASYS LTD.

ORDINARY SHARES
WARRANTS TO PURCHASE ORDINARY SHARES
DEBT SECURITIES

__________________________________________

     We may from time to time offer to sell our ordinary shares, nominal value 0.01 New Israeli Shekels per share, warrants to purchase our ordinary shares, and debt securities, either separately or in combination. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, this prospectus may be used to offer ordinary shares for the account of persons other than us.

     This prospectus describes some of the general terms that apply to our securities. Each time we sell securities, the specific terms of the offering will be set forth in an amendment to the registration statement of which this prospectus is a part, or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference into this prospectus.

     Selling shareholders who may be named in a supplement to this prospectus may also from time to time offer and sell our ordinary shares, in one or more offerings. Selling shareholders may sell shares from time to time on or off the NASDAQ Global Select Market in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions. We will not receive any of the proceeds from the sale of those shares.

     Our ordinary shares are traded on the NASDAQ Global Select Market under the symbol “SSYS”. You should read this prospectus, any supplement to this prospectus and the additional information described under the heading “Incorporation of Certain Documents by Reference,” before you decide to invest in our securities.

     Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus, in the documents incorporated by reference herein or in any applicable supplement to this prospectus to read about factors you should consider before purchasing our securities.

________________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on completeness or the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

________________________

The date of this prospectus is September 3, 2013

i

ABOUT THIS PROSPECTUS

     This prospectus is part of an “automatic shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this process, we may offer and sell from time to time, in one or more offerings, the securities described in this prospectus, and certain shareholders may offer and sell from time to time, in one or more offerings, the ordinary shares described in this prospectus. We sometimes refer to our ordinary shares as the “shares” throughout this prospectus.

     When we or a selling shareholder sell securities, to the extent legally required, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of such offering. Such a prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information and Incorporation by Reference.”

     This prospectus does not contain all of the information provided in the registration statement of which it is a part that we filed with the Commission. For further information about us or our ordinary shares, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information and Incorporation of Certain Information by Reference.”

     We are responsible for the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement and any free writing prospectus that we prepare or authorize. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information that others may give you. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and any prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

     We or any selling shareholders may sell our ordinary shares to underwriters (or, in the case of an offering by us, other securities referred to in this prospectus and any applicable prospectus supplement) who will sell the shares or other securities to the public at a fixed offering price or at varying prices determined at the time of sale. In that case, a prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, and the compensation of those underwriters, dealers or agents. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act.

     Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to:

     “Stratasys,” the “Company,” the “Registrant,” “us,” “we” and “our” are to Stratasys Ltd., an Israeli company, and its consolidated subsidiaries.

     “Our shares,” “ordinary shares” and similar expressions refer to our Ordinary Shares, nominal value 0.01 New Israeli Shekels, or NIS, per share.

     “Dollars”, “US dollars” or “$” are to United States Dollars.

PROSPECTUS SUMMARY

About Stratasys Ltd.

     We are a leading global provider of additive manufacturing, or AM, solutions for the creation of parts used in the processes of designing and manufacturing products and for the direct manufacture of end parts. Our solutions are sold under eight brands, including affordable desktop 3D printers for idea and design development (for professional purposes, as well as for personal applications), various systems for rapid prototyping, or RP, and large production systems for direct digital manufacturing, or DDM. We also develop, manufacture and sell materials for use with our systems and provide parts and various maintenance services to our customers. We believe that the range of more than 130 3D printing consumable materials that we offer is the widest in the industry. We have more than 1,500 employees and hold more than 500 granted or pending additive manufacturing patents globally.

     Our legal and commercial name is Stratasys Ltd., and we are the product of the 2012 merger of two leading additive manufacturing companies, Stratasys, Inc. and Objet Ltd. Stratasys, Inc. was incorporated in Delaware in 1989, and Objet Ltd. was incorporated in Israel in 1998, under the name Objet Geometries Ltd. and subsequently changed its name in 2011 to Objet Ltd. On December 1, 2012, the two companies completed a merger, which we refer to as the Stratasys-Objet merger, pursuant to which Stratasys, Inc. became an indirect, wholly-owned subsidiary of Objet Ltd., and Objet Ltd. changed its name to Stratasys Ltd. Also, as part of that transaction, the ordinary shares of Stratasys Ltd. were listed on the NASDAQ Global Select Market under the trading symbol “SSYS”, in place of the listing of the common stock of Stratasys, Inc., which had also traded under that symbol.

     As described below, we have also more recently completed a transaction with MakerBot, a leader in desktop 3D printing, as a result of which MakerBot operates as a subsidiary of our company. This transaction has expanded our product offering to include affordable desktop 3D printers that enable an enhanced user experience, an area of 3D printing that has undergone rapid adoption. While MakerBot is undergoing integration with our company following the transaction, it nevertheless maintains its own identity, products and go-to-market strategy.

     We have dual headquarters. One of our two principal places of business is located at 7665 Commerce Way, Eden Prairie, Minnesota, and our telephone number there is (952) 937-3000. Our registered office and our other principal place of business is located at 2 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 76124, Israel, and our telephone number at that office is (+972)-74-745-4400. Our agent in the United States is S. Scott Crump, our Chairman of the Board, whose address is c/o Stratasys Inc. at the address of our Eden Prairie, Minnesota headquarters. Our World Wide Web address is www.stratasys.com. The information contained on that web site (or on our other web sites, including www.objet.com) is not a part of this prospectus. As an Israeli company, we operate under the provisions of Israel’s Companies Law 5759-1999, or the Companies Law.

Recent Developments

MakerBot Transaction

Description of Transaction

     Since the filing of our most recent Annual Report on Form 20-F, we have entered into and completed a merger transaction, which we refer to as the MakerBot transaction, whereby we acquired Cooperation Technology Corporation, or MakerBot, which was the direct parent company of MakerBot Industries, LLC, a leader in desktop 3D printing, and which owns and operates Thingiverse.com, a website dedicated to the sharing of user-created digital design files. The MakerBot transaction was consummated on August 15, 2013 pursuant to an Agreement and Plan of Merger, dated as of June 19, 2013, or the MakerBot merger agreement, by and among Stratasys, Baccio Merger Corporation, Baccio Corporation, Cooperation Technology Corporation and Shareholder Representative Services, LLC, as Seller Representative. Pursuant to the MakerBot merger agreement, a wholly-owned, indirect subsidiary of our company merged with and into MakerBot in a stock-for-stock transaction, with MakerBot surviving as a wholly-owned, indirect subsidiary of our company.

     Pursuant to the MakerBot merger agreement, we issued, at the closing of the MakerBot transaction, 3,921,660 ordinary shares to MakerBot’s stockholders in exchange for 100% of the outstanding capital stock of MakerBot. We may also issue up to an additional 3,010,347 ordinary shares in respect of periods through the end of 2014 to MakerBot’s stockholders and certain MakerBot employees as of the effective time of the MakerBot transaction for performance-based earn-outs, awards under a Performance Bonus Plan and the release of holdback shares that secure MakerBot’s indemnification obligations to us under the MakerBot merger agreement. Earn-out payments and Performance Bonus Plan awards, if earned, may also be paid in cash (in an amount reflecting the value of our ordinary shares that would otherwise be issuable at the relevant earn out determination date), or in a combination of our ordinary shares and cash, at our discretion.

Impact of Transaction on Our Business

     MakerBot, founded in 2009, helped to develop the affordable desktop 3D printing market and has built the largest installed base of 3D printers in the category by making 3D printers highly accessible. MakerBot has sold more than 22,000 3D printers since 2009.

     We believe that our combination with MakerBot will drive faster adoption of 3D printing for multiple applications and industries, as desktop 3D printers (upon which MakerBot focuses exclusively) are becoming a mainstream tool across many market segments. The MakerBot 3D Ecosystem drives the accessibility and rapid adoption of its desktop 3D printers. It includes Thingiverse.com, a collection of downloadable digital designs for making physical objects, and which is empowered by a growing community of makers and creators. The MakerBot 3D Ecosystem also includes MakerWare software, MakerCare service, MakerBot Filament, the MakerBot Retail Store and the MakerBot 3D Photo Booth.

     We intend that MakerBot will operate as a separate subsidiary, preserving its existing brand and management, thereby preserving the relationships it has built with its users and partners. MakerBot, together with Stratasys, intends to continue to innovate, expand its product offering, provide attentive service to its users and make more 3D printing content available through Thingiverse.com.

     We expect that Stratasys and MakerBot will jointly develop and implement strategies for building on their complementary strengths, intellectual property and technical know-how, and their respective assets and capabilities. We furthermore believe that we can leverage our extensive know-how in Fused Deposition Modeling, or FDM, to benefit MakerBot’s product line.

Update to Property, Plants and Equipment due to Transaction

     Our MakerBot subsidiary leases corporate headquarters, a production and storage facility that includes an administrative office, and an executive apartment suite in Brooklyn, New York, and a commercial retail space in the SoHo neighborhood of downtown Manhattan, New York. All such leased properties are subject to short-term to mid-term lease agreements and, except as indicated in the table below, are fully utilized by MakerBot.

     These real properties leased by MakerBot, the space that it occupies in each such property and the monthly rent associated with each such property are provided below:

	Monthly Lease	Approximate
Property Location and Use(s)	Payment	square feet

One Metrotech Center, 21st and 22nd Floors, Brooklyn, New York
(Corporate headquarters; offices for administrative, engineering, product, marketing, sales, support, legal, human resources, finance, facilities, IT, and executive (c-level).)

	*Rent Period One: $70,312.00 *Rent Period Two: $83,137.50 *Rent Period Three: $76,822.92 *Rent Period Four: $95,454.17	21st Floor: 31,250 square feet 22nd Floor: 5,700 square feet

	*The lease breaks up the rental term into four periods.
148 39th Street, Brooklyn, NY 11232, 1st and 2nd Floors (Manufacturing, production, service and repair, and warehouse and storage)	$49,500	1st Floor: 44,000 square feet 2nd Floor: 11,000 square feet
298 Mulberry Street, New York, NY 10012 (Retail store; user training classes)	$8,200	1,100 square feet
314-316 Dean Street, Brooklyn, NY 11217 (Not in use – being assigned to MakerBot Foundation)	$9,160	3,145 square feet
537 Sackett Street, Brooklyn, NY 11217 (Not in use - MakerBot is seeking sub-lessee)	$6,800	Main space: 6,400 square feet Warehouse space: 400 square feet
111 Lawrence Street, Brooklyn, NY 11201, Apartment 24K (Corporate housing for executive employees)	$3,035	618 square feet

     The MakerBot transaction and MakerBot’s business are described in our Reports of Foreign Private Issuer on Form 6-K furnished to the Commission on June 20, 2013, June 24, 2013 (the second of three Forms 6-K that we furnished on June 24, 2013) and August 15, 2013, which are incorporated by reference herein (to the extent described below under “Where You Can Find More Information and Incorporation of Certain Information by Reference”).

Other Material Changes

     We have also undergone other changes since the filing of our most recent Annual Report on Form 20-F, which are described in our Reports of Foreign Private Issuer on Form 6-K that are incorporated by reference herein (as described under “Where You Can Find More Information and Incorporation of Certain Information by Reference” below).

RISK FACTORS

     An investment in our securities involves a high degree of risk. You should carefully consider the risks described in the sections entitled “Risk Factors” in any prospectus supplement and those set forth in documents incorporated by reference into this prospectus and any applicable prospectus supplement, including our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 7, 2013, and subsequent filings, as well as other information in this prospectus and any prospectus supplement, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties known or not known to us or that we deem immaterial may also impair our business, financial condition, results of operations and prospects.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains, and any accompanying prospectus supplement will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the Commission, will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference into this prospectus and any prospectus supplement regarding our future strategy, future operations, projected financial position, proposed products, estimated future revenues, projected costs, future prospects, the future of our industry and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

     You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     We have identified some of the important factors that could cause future events to differ from our current expectations and they may be described in supplements to this prospectus (if any) under the caption “Risk Factors,” as well as in our most recent Annual Report on Form 20-F, including without limitation under the captions “Risk Factors” and “Operating and Financial Review and Prospects,” and in other documents that we may file with the Commission, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement.

OFFER STATISTICS AND EXPECTED TIMETABLE

     We will include in an applicable prospectus supplement or in other offering materials the statistics related to any primary offering by us of our securities, or secondary offering by selling shareholders of ordinary shares, under the registration statement of which this prospectus forms a part, and the expected timetable for any such offering. Any prospectus supplement or any other offering materials may also add, update or change information contained in this prospectus. You should carefully read this prospectus, any prospectus supplement and any other offering materials before you invest in any securities in any such offering.

REASONS FOR THE OFFER AND USE OF PROCEEDS

     Unless otherwise stated in a prospectus supplement accompanying this prospectus, we are conducting the primary offering hereunder for general capital raising purposes, and will use the net proceeds from the sale of any securities that we may offer hereunder for general corporate purposes. Such general corporate purposes may include, but are not limited to, financing possible acquisitions, working capital, capital expenditures and redeeming outstanding securities. The prospectus supplement relating to an offering will contain a more detailed description of the reasons for the offering and use of proceeds of any specific offering of securities (if more specific than what is described in this paragraph).

     Ordinary shares may be offered by selling shareholders under a supplement to this prospectus. We will not receive any of the proceeds from the sale or other disposition of our ordinary shares by the selling shareholders in any offering by them.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. The table is qualified by the more detailed information appearing in the computation table found in Exhibit 12 to the registration statement of which this prospectus forms a part. You should read these ratios in connection with our consolidated financial statements, including the notes to those financial statements, incorporated by reference into this prospectus.

(in thousands, except for ratios)
(Unaudited)
	For the Six Months Ended June 30,		For the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges #	*	95.41	53.04	112.18	63.04	32.49	105.01

# Fixed charges are constituted by the portion of our rents that are representative of the interest factor-- consisting of one-third of our rental expense for operating leases.
* Earnings for the six months ended June 30, 2013 were inadequate to cover fixed charges by $18.2 million.

DESCRIPTION OF ORDINARY SHARES

     Our authorized share capital consists of 180 million ordinary shares, nominal value NIS 0.01 per share. As of June 30, 2013, 39,023,488 ordinary shares were issued and outstanding, and as of August 15, 2013 (immediately following the consummation of the MakerBot transaction), 43,199,460 ordinary shares were issued and outstanding.

     We may from time to time, by approval of a majority of our shareholders, increase our authorized share capital. Our fully paid ordinary shares are issued in registered form and are freely transferable under our amended and restated articles of association, as further amended (to which we refer herein as our amended articles). Under the Companies Law, we are required to maintain a major shareholder register listing for shareholders holding 5% or more of our outstanding ordinary shares.

     Our amended articles and the laws of the State of Israel do not restrict the ownership or voting of ordinary shares by non-residents of Israel, except with respect to individuals and entities that are residents of countries in a state of war with Israel, and except with respect to entities which are controlled by residents of countries in a state of war with Israel.

Listing, Register Number and Purpose

     Our ordinary shares are listed and traded on the NASDAQ Global Select Market under the trading symbol “SSYS.”

     Our registration number at the Israeli Registrar of Companies is 51-260769-8. Our purpose under our memorandum of association includes every lawful purpose.

Dividend and Liquidation Rights

     Holders of our ordinary shares are entitled to their proportionate share of any cash dividend, share dividend or dividend in kind declared with respect to our ordinary shares. We may declare dividends out of profits legally available for distribution. Under the Companies Law, a company may distribute a dividend only if the distribution does not create a reasonably foreseeable risk that the company will be unable to meet its existing and anticipated obligations as they become due. A company may only distribute a dividend out of the company’s profits, as defined under the Companies Law.

     Under the Companies Law, the declaration of a dividend does not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended articles provide that our board of directors may declare and distribute dividends without the approval of the shareholders.

     In the event of liquidation, holders of our ordinary shares will have the right to share ratably in any assets remaining after payment of liabilities, in proportion to the paid-up nominal value of their respective holdings. These rights may be affected by the grant of preferential liquidation or dividend rights to the holders of a class of shares that may be authorized in the future.

Shareholder Meetings

     Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. This right may be changed if shares with special voting rights are authorized in the future.

     Under the Companies Law, an annual general meeting of our shareholders should be held once every calendar year, but no later than 15 months from the date of the previous annual general meeting.

     All meetings other than the annual general meeting of shareholders are referred to as extraordinary general meetings. Our board of directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law and our amended articles provide that our board of directors is required to convene an extraordinary general meeting upon the written request of (i) any two of our directors or one-quarter of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% of our outstanding issued shares and 1% of our outstanding voting power or (b) 5% of our outstanding voting power. The Chairman of the Board of Directors presides at each of our general meetings. The Chairman of the Board of Directors is not entitled to vote at a general meeting in his capacity as Chairman.

     Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders that are entitled to participate and vote at general meetings are the shareholders of record on a date decided by our board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law and the amended articles require that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

  amendments to the amended articles;

  appointment or termination of our auditors;

  appointment of directors and appointment and dismissal of external directors;

  approval of acts and transactions involving related parties, as defined by the Companies Law or pursuant to our amended articles;

  director compensation;

  increases or reductions of our authorized share capital;

  a merger; and

  the exercise of our board of directors’ powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

     The Companies Law and the amended articles require that a notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

     Under the Companies Law and the amended articles, shareholders are not permitted to take action via written consent in lieu of a meeting.

Voting Rights

Quorum requirements

     Pursuant to our amended articles, holders of ordinary shares have one vote for each share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for a general meeting consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least a majority of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time/date if so specified in the summons or notice of the meeting. At the reconvened meeting, any two or more shareholders present in person or by proxy constitute a lawful quorum.

Vote requirements

     Our amended articles provide that all resolutions of our shareholders require the approval of a majority of the voting power present and voting at a general meeting, in person or by proxy, unless otherwise required by the Companies Law or by the amended articles. Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) require, in addition to approval by the audit committee and the board of directors, approval by a special majority of the shareholders that fulfills one of the following requirements:

  the majority includes a majority of non-controlling shareholders who lack a personal interest in approval of the transaction or terms of employment or engagement (as applicable); or

  the votes of non-controlling shareholders who have no personal interest in the transaction or terms of employment or engagement and who are present and voting, in person, by proxy or by voting deed at the meeting, and who vote against it may not represent more than two percent (2%) of the voting rights of the company.

     Under our amended articles, if the share capital is divided into classes, the alteration of the rights, privileges, preferences or obligations of any class of share capital will require approval by a majority of the voting power present and voting, in person or by proxy, at a class meeting of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a general meeting, as required under the Companies Law.

     Under the amended articles, the approval of 75% of the voting power of our company is required for the amendment, suspension or replacement of any of the following provisions of the amended articles for the period beginning on the effective time of the Stratasys-Objet merger (which occurred on December 1, 2012) and ending on the second anniversary of such effective time, or the initial term:

  any of the definitions in the amended articles (Article 1);

  the appointment of class A directors and class B directors to serve during the initial term (Article 74);

  during the initial term, removal of class A directors for cause only by a unanimous vote of the other class A directors and removal of class B directors for cause only by a unanimous vote of the other class B directors (Article 77.1.8 (proviso));

  during the initial term, the appointment by the class A directors to fill any vacancy of a class A director and the appointment by the class B directors to fill any vacancy of a class B director, subject to the requirements of the Companies Law with respect to external directors (Article 77.2.1);

  the appointment of S. Scott Crump as our Chairman of the Board and the procedure for filling a vacancy in the office of Chairman (Article 79);

  the limitation on the power of the shareholders to remove a director from office during the initial term (Article 80);

  the appointment of David Reis to serve as our Chief Executive Officer during the initial term and the requirement that our board of directors may only select another person to serve as the chief executive officer by a majority vote that must include the vote of at least two class A directors and two class B directors (Article 81);

  the establishment and composition of the executive committee of the board of directors during the initial term, the procedure for filling vacancies on the executive committee, and the duties and authority of the executive committee (Article 92);

  the right of the board of directors to delegate authority to the chief executive officer to appoint other officers and employees, to set their compensation, subject to the requirements of the Companies Law, and to remove such persons from their positions, subject to the restrictions on the removal of class A directors and class B directors (Article 99); and

  the requirement for a 75% super majority vote to take any of the foregoing actions (Article 138).

     Israeli law provides that a shareholder of a public company may vote in a meeting and in a class meeting by means of a voting deed in which the shareholder indicates how he or she votes on resolutions relating to the following matters:

  appointment or removal of directors;

  approval of transactions with office holders or interested or related parties;

  approval of a merger or any other matter in respect of which there is a provision in the articles of association providing that decisions of the general meeting may also be passed by voting deed;

  approval of an arrangement or reorganization of the company pursuant to Section 350 of the Companies Law; and

  other matters which may be prescribed by Israel’s Minister of Justice.

     The provision allowing the vote by voting deed does not apply if, to the best knowledge of the company at the time of calling the general shareholders meeting, a controlling shareholder will hold on the record date for such shareholders meeting, voting power sufficient to determine the outcome of the vote.

     The Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing the company’s registered capital, mergers and approval of related party transactions.

Access to Corporate Records

     Under the Companies Law and our amended articles, shareholders are provided access to the following corporate records: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been submitted in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

     The rights attached to any class of shares, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our amended articles.

Transfer Agent and Registrar

     Our transfer agent and registrar in the United States is Continental Stock Transfer & Trust Company.

Registration Rights

     For a description of the registration rights that we granted to certain of Objet’s preexisting significant shareholders as well as Objet’s executive officers and directors, which apply to the registration of our shares following the Stratasys-Objet merger, please see “Agreements Entered into in Connection with the Merger Agreement—Registration Rights and Lock-Up Agreement” in Amendment No. 3 to our Registration Statement on Form F-4, Commission File No. 333-182025, filed with the Commission on August 6, 2012.

     The registration rights that we granted to stockholders, option holders and warrant holder of MakerBot at the closing of the MakerBot transaction, pursuant to which we will be required to register for resale the ordinary shares received by them in the transaction, will be described in a separate supplement to this prospectus under which they may offer their shares for resale.

Anti-Takeover Provisions

     Under the Companies Law, we are allowed to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. No preferred shares are currently authorized under our amended articles. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended articles, which requires the prior approval of the holders of a majority of the voting power present and voting, in person or by proxy, at the applicable general meeting of our shareholders. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law as described above under “—Voting Rights.”

DESCRIPTION OF OTHER SECURITIES

     We will set forth in an applicable prospectus supplement a description of any warrants to purchase our ordinary shares or debt securities that we may offer under this prospectus. The general form of indenture pursuant to which such debt securities may be offered is set forth as Exhibit 4.4 to the registration statement of which this prospectus is a part.

SELLING SHAREHOLDERS

     If the registration statement of which this prospectus is a part is used by any selling shareholder for the resale of any ordinary shares registered thereunder, information about such selling shareholder, its beneficial ownership of our securities and its relationship with us will be set forth in a post-effective amendment to the registration statement, in a supplement to this prospectus, or in one or more documents incorporated by reference into this prospectus or the applicable prospectus supplement.

PLAN OF DISTRIBUTION

     We may offer and sell our securities, and any selling shareholders may offer and sell shares, in offerings hereunder to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered by us or by selling shareholders in a supplement to this prospectus.

EXPENSES

     The following table sets forth our expenses (other than underwriting discounts and commissions) in connection with the offering described in the registration statement of which this prospectus is a part:

SEC registration fee	$	*
Printing, EDGAR and photocopying fees	$	**
Legal fees and expenses	$	**
Accounting fees and expenses	$	**
Miscellaneous expenses	$	**
Total	$	**

* In accordance with Rules 456(b) and 457(r) under the Securities Act, we are deferring payment of the registration fee for securities offered under this prospectus.

**Estimated expenses in respect of offerings hereunder are not presently known. Once known, such expenses will be disclosed in separate prospectus supplements required to be filed in connection with any such offerings, or as an exhibit to a filing with the Commission pursuant to the Exchange Act that is incorporated by reference into this prospectus.

LEGAL MATTERS

     The validity of the ordinary shares and warrants being offered hereby will be passed upon for us by Meitar Liquornik Geva Leshem Tal, Law Offices, Ramat-Gan, Israel. A trust for the benefit of partners in Meitar Liquornik Geva Leshem Tal holds options to purchase 12,259 of our ordinary shares. Unless otherwise indicated in the applicable prospectus supplement, the validity of the debt securities offered by this prospectus, and any supplement thereto, will be passed upon for us by Cooley LLP, Palo Alto, California.

EXPERTS

     The consolidated financial statements of Stratasys Ltd. as of and for the year ended December 31, 2012, incorporated into this prospectus by reference from the Stratasys Ltd. Annual Report on Form 20-F for the year ended December 31, 2012, have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Objet Ltd. (now known as Stratasys Ltd.) as of and for the three years in the period ended December 31, 2011, incorporated into this prospectus by reference from a Stratasys Ltd. Registration Statement on Form F-4 (Commission File No. 333-182025), have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements and schedule of Stratasys Ltd. (formerly Stratasys, Inc.) as of December 31, 2011 and for each of the two years in the period ended December 31, 2011 incorporated by reference into this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, and (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act.

     In addition, we are not required to file reports and financial statements with the Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the Commission an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish Reports of Foreign Private Issuer on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year and other material information that we are required to make public in Israel, that we file with, and that is made public by, any stock exchange on which our shares are traded, or that we distribute, or that is required to be distributed by us, to our shareholders.

     You can read and copy any materials we file with the Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Commission Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains information that we file electronically with the Commission, which you can access over the Internet at http://www.sec.gov. You may also access the information that we file electronically with the Commission through our website at http://www.stratasys.com. The information contained on, or linked from, our website does not form part of this prospectus.

     This prospectus is part of a registration statement on Form F-3 filed by us with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto filed with the Commission. For further information with respect to us and the ordinary shares, warrants and debt securities that may be offered hereby by us, or the ordinary shares that may be offered by selling shareholders, you should refer to the complete registration statement on Form F-3, including any prospectus supplement, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference into the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

     We incorporate by reference into this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports of Foreign Private Issuer on Form 6-K (to the extent that any such Form 6-K indicates that it is intended to by incorporated by reference herein) filed with or furnished to the Commission pursuant to the Exchange Act prior to the termination of the offering. The documents that we incorporate by reference are:

  our Annual Report on Form 20-F for the fiscal year ended December 31, 2012;

  our Reports of Foreign Private Issuer on Form 6-K (including, except where indicated below, all exhibits thereto) that we furnished to the Commission on:

  January 14, 2013;
  January 28, 2013;
  February 28, 2013;
  March 4, 2013 (excluding (i) quotes of members of our management and board of directors appearing in the press release annexed as Exhibit 99.1 thereto, and (ii) the conference call script and conference call materials serving as Exhibits 99.2 and 99.3 thereto);
  March 5, 2013;
  March 20, 2013;
  May 13, 2013 (both Reports of Foreign Private Issuer on Form 6-K furnished on that day, but excluding (i) quotes of members of our management appearing in the press release annexed as Exhibit 99.1 to the first Report and as Exhibit 99.3 to the second Report, and (ii) the conference call script and conference call materials serving as Exhibits 99.2 and 99.3 to the first Report);
  May 15, 2013;
  May 24, 2013;
  June 20, 2013 (excluding (i) quotes of members of our management and board of directors, and non-GAAP financial measures that are not accompanied by comparable GAAP measures of equal prominence, that appear in the press release annexed as Exhibit 99.1 thereto, and (ii) the conference call script and conference call materials serving as Exhibits 99.2 and 99.3 thereto);
  June 24, 2013 (all three Reports of Foreign Private Issuer on Form 6-K furnished on that day);
  August 8, 2013 (excluding quotes of members of our management and board of directors appearing in the press release annexed as Exhibit 99.3 thereto), as amended on August 22, 2013 (excluding Exhibits 99.4 and 99.5 thereto);
  August 9, 2013;
  August 15, 2013 (excluding quotes of members of our management appearing in the press release annexed as Exhibit 99.1 thereto);
  August 16, 2013; and
  September 3, 2013;

  the financial statements of Objet Ltd. as of, and for the year ended, December 31, 2011, which appear in our Registration Statement on Form F-4 (Commission File No. 333-182025), filed with the Commission on June 8, 2012; and

  the description of our ordinary shares set forth under “Item 1. Description of Registrant’s Securities to be Registered” in our Registration Statement on Form 8-A, filed with the Commission on December 3, 2012.

     The information that we incorporate by reference is an important part of this prospectus, and later information that we file with the Commission will automatically be incorporated into, update and supersede the information contained in this prospectus. We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference into this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at Stratasys Ltd., c/o Stratasys, Inc., 7665 Commerce Way, Eden Prairie, Minnesota 55344, Attention: Shane Glenn — VP Investor Relations, Telephone: (952) 294-3416.

ENFORCEABILITY OF CIVIL LIABILITIES

     Service of process upon us and upon our directors and officers and the experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because a major portion of our assets and most of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

     There is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

  the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

  the judgment is no longer appealable,

  the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and the judgment is executory in the state in which it was given.

     Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was rendered in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

     An Israeli court also will not declare a foreign judgment enforceable if:

  the judgment was obtained by fraud.

  there was no due process,

  the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,

  the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

     If a foreign judgment is enforced by an Israel court, it generally will be payable in Israeli currency. Judgment creditors must bear the risk of unfavorable exchange rates.

6,932,007 Ordinary Shares

Stratasys Ltd.

____________

PROSPECTUS SUPPLEMENT

September 3, 2013
____________